Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

ROCKET LAB USA, INC.,

ASI AEROSPACE LLC,

WILLIS VERN HOLDINGS INC.,

THE SHAREHOLDERS OF SELLER,

AND

JOHN A. CUSEO, AS SHAREHOLDER REPRESENTATIVE

OCTOBER 12, 2021

i

TABLE OF CONTENTS

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TABLE OF CONTENTS

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LIST OF EXHIBITS

Exhibit A	Form of Non-Competition and Non-Solicitation Agreement**
Exhibit B	Escrow Agreement**
Exhibit C	Restricted Stock Unit Agreement**

LIST OF SCHEDULES

Schedule 4.1	Shares of Seller Held by Shareholders**
Schedule 7.6(c)	Restricted Stock Unit Grants**
Schedule 8.2(e)	Third Party Consents**
Schedule 8.2(o)	Contract Terminations**
Schedule 8.2(q)	Contract Amendments**

**	These exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (the “Agreement”) is made and entered into as of October 12, 2021 by and among Rocket Lab USA, Inc., a Delaware corporation (“Buyer”), ASI Aerospace LLC, a Delaware limited liability company (the “Company”), Willis Vern Holdings Inc., a Colorado corporation (the “Seller”), each shareholder of the Seller (the “Shareholders”), and John A. Cuseo, solely in his capacity as the representative of the Shareholders and Seller (“Shareholder Representative”).

RECITALS

A.	The Company is engaged in the Company Business.

B.	The Shareholders own 100% of the outstanding shares of capital stock of the Seller.

C.	Prior to the Contribution (defined below), the Shareholders owned 100% of the outstanding shares of the capital stock of the Former Corporation (defined below).

D.

The Shareholders have caused Seller to be organized and have contributed all of the outstanding shares of capital stock in Advanced Solutions, Inc., a Colorado corporation (the “Former Corporation”), to the Seller in exchange for 100% of the outstanding capital stock of Seller (the “Contribution”); (ii) the Seller filed an IRS Form 8869 (and all similar state and local Tax forms) to cause the Former Corporation to become a “Qualified Subchapter S Subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code for Tax purposes effective on the date of the Contribution (the “Q-sub Election”); and the Former Corporation converted into a Delaware limited liability company classified as a disregarded entity within the meaning of Treasury Regulation Sections 301.7701-2 and -3 (the “Conversion”). For U.S. federal income tax purposes, (a) the steps contemplated in the Restructuring are intended to qualify as a reorganization under the provisions of Section 368(a)(1)(F) of the Code, and (b) consistent with Revenue Ruling 2008-18 (2008-113 C.B. 674), following the Restructuring, the Seller will succeed to the S-corporation election of the Former Corporation. All transactions described in this Recital, including the Contribution, the Q-sub Election, and the Conversion, are collectively referred to herein as the “Restructuring.”

E.

From and at all times after the effective date of the Restructuring, Seller was the holder of all of the outstanding membership interests of the Company (the “Purchased Interests”) have been and currently are owned by Seller.

F.	On the terms and subject to the conditions of this Agreement, Buyer wishes to buy from the Seller, and the Seller wishes to sell to Buyer, all of the Purchased Interests (the “Acquisition”).

G.

Buyer will deposit the Indemnity Escrow Amount and the Performance Escrow Amount with the Escrow Agent, the release of which will be contingent upon the occurrence of certain events and the satisfaction of certain conditions as set forth in Sections 2.5 and 10 and as set forth in the Escrow Agreement;

H.	The parties desire to make certain representations and warranties and other agreements in connection with the Acquisition;

I.

Prior to delivery of this Agreement, and as a condition and inducement for Buyer’s willingness to have entered into this Agreement, each Shareholder has executed and delivered to Buyer the Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit A (each, a “Non-Competition and Non-Solicitation Agreement”) in each case, to become effective upon the Closing; and

J.

Prior to delivery of this Agreement, and as a condition and inducement for Buyer’s willingness to have entered into this Agreement, each Key Employee has executed and delivered to Buyer an offer letter or an employment agreement (in Buyer’s discretion), a terms of employment agreement, and an invention disclosure, confidentiality, and proprietary rights agreement with Buyer or one of its Affiliates (as determined by Buyer in its sole discretion), in each case, to become effective upon the Closing (the “Key Employee Agreements”).

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“401(k) Plan” has the meaning set forth in Section 8.2(j).

“409A Plan” has the meaning set forth in Section 3.20(x).

“ACA” has the meaning set forth in Section 3.21(h).

“Achieved Earnout Amount” has the meaning set forth in Section 2.6(b)(i).

“Action” means any claim, action, cause of action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination, subpoena, summons, citation, notice of violation, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actual 2021 Revenue” has the meaning set forth in Section 2.6(b)(ii).

“Affiliate” with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Anti-Corruption/ AML Law” means, collectively, (i) the FCPA, the UK Bribery Act 1010, and any other applicable anti-corruption laws or regulations, and (ii) the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering statutes of all jurisdictions where the Company conducts business (or are otherwise applicable to the Company), the rules and regulations thereunder, and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Entity.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws, prohibiting, limiting, or promulgated or intended to govern, conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

“Applicable Law” means, collectively, any applicable federal, state, provincial, foreign or local statute, law, ordinance, regulation, rule, code, order, judicial or arbitral or administrative or regulatory judgment, injunction, decision, or rule of law, including general principles of common law and equity.

“Audited 2020 Financial Statements” has the meaning set forth in Section 3.4(a).

“Balance Sheet Date” means June 30, 2021.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in San Diego, California or Denver, Colorado are authorized or required by Applicable Law to be closed for business.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Fundamental Representations” has the meaning set forth in Section 10.1(c).

“Buyer Indemnified Person” has the meaning set forth in Section 10.1(a).

“Cap” has the meaning set forth in Section 10.1(e)(i).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136).

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended.

“Claims” has the meaning set forth in Section 7.11(b).

“CEO” has the meaning set forth in Section 2.3.

“Claims Period” has the meaning set forth in Section 10.2(d).

“Class A Common Stock” means the Former Corporation’s Class A Voting Common Stock, no par value.

“Class B Common Stock” means the Former Corporation’s Class B Non-Voting Common Stock, no par value.

“Closing” has the meaning set forth in Section 2.2.

“Closing Balance Sheet” has the meaning set forth in Section 2.8(d).

“Closing Certificate” has the meaning set forth in Section 2.8(d).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Cash” means an amount equal to the Company’s consolidated cash and cash equivalents on hand (excluding restricted cash and security deposits) as of the Closing determined in accordance with GAAP applied on a basis consistent with Company’s past practices used in preparing the Financial Statements.

“COBRA” has the meaning set forth in Section 3.21(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph, and, for purposes of clarification, all references to the Company in this Agreement shall include the Company with respect to both the period prior to the consummation of the Restructuring (i.e., the Former Corporation) and the period thereafter (i.e., as the limited liability company), as the context requires, except as expressly provided otherwise in this Agreement.

“Company Business” means the operation of the business of the Company as currently conducted and as currently proposed to be conducted, including the business of developing the Company Flight, Ground and Simulation Software Products; providing engineering services to customers who license the ASI Software Products; providing Guidance, Navigation, and Control (GN&C) design and engineering; and providing Aerospace Engineering Services.

“Company Employee Plans” has the meaning set forth in Section 3.21(a).

“Company Entities” means the Seller and the Company.

“Company Fundamental Representations” has the meaning set forth in Section 10.1(c).

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means Intellectual Property owned by any Person other than Company that is used by or licensed or sublicensed to the Company, or to which the Company has received rights pursuant to a covenant not to sue or other similar contractual covenant.

“Company Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or in the aggregate, (x) is or is reasonably likely to be materially adverse to the financial condition, properties, assets, liabilities, business, operations, results of operations of the Company or (y) has or is reasonably likely to have a material adverse effect on the ability of the Company to consummate the Acquisition and the other transactions contemplated hereby.

“Company Owned Intellectual Property” means all (i) Intellectual Property solely owned by the Company or that is purported by the Company to be solely owned by the Company as of the date of this Agreement, (ii) Intellectual Property in which the Company has or had any joint ownership interest or in which the Company purports to have any joint ownership interest as of the date of this Agreement, and (iii) all Intellectual Property where Applicable Law precludes or precluded an employee, consultant, contractor or other Person from assigning Intellectual Property to the Company as of the date of this Agreement, and where such employee, contractor, consultant or other Person grants or granted to the Company, in lieu of such prohibited assignment, exclusive, irrevocable, transferrable and sublicensable licenses and usage rights to fully exploit, use and practice such non-assignable Intellectual Property.

“Company Product(s)” means each and all (i) products, Software, services, data, or other Technology manufactured or developed by or on behalf of the Company, or which the Company intends to manufacture or develop, and (ii) products, Software, services, data, or other Technology made commercially available, marketed, distributed, supported, sold, leased, imported for resale or licensed out by or on behalf of the Company, or which the Company intends to make commercially available, market, distribute, support, sell, lease, import for resale, or license to any other Person, in each case, whether at any time in the past or as of the date of this Agreement, and including all such products, Software, services, data, or other Technology anticipated as of the date of this Agreement to be distributed or used under any product or service “road map” of the Company, including any components, elements, tools, software, firmware and middleware, architecture, databases, plugins, libraries, APIs, interfaces, algorithms, systems, devices, hardware and equipment thereof.

“Company Registered Intellectual Property” means all Registered Intellectual Property that is included in the Company Owned Intellectual Property.

“Company Source Code” means the source code of all Software owned by or purported to be owned by the Company as of the date of this Agreement or at any time in the past (including in or comprising Company Products), together with all extracts, portions and segments thereof.

“Company Technology” means all Company Products and all other Technology owned by or licensed to the Company as of the date of this Agreement or at any time in the past, or purported to be owned by or licensed to the Company as of the date of this Agreement or at any time in the past, and that is used or was used by or on behalf of the Company in connection with the conduct of the Company Business.

“Company’s Current Facilities” has the meaning set forth in Section 3.19.

“Company’s Facilities” has the meaning set forth in Section 3.19.

“Confidentiality Agreement” has the meaning set forth in Section 7.2(a).

“Contract” means any contract, agreement or arrangement, whether written or oral.

“Copyrights” means all copyrights, copyrightable works and mask works (including all applications and registrations for each of the foregoing), and all other rights corresponding thereto throughout the world, including economic rights in copyrights.

“Cost Accounting Standards” means the Cost Accounting Standards promulgated by the U.S. Cost Accounting Standards Board.

“Damages” has the meaning set forth in Section 10.1(a).

“Disclosure Schedule” has the meaning set forth in Section 3.

“Disputed Items” has the meaning set forth in Section 2.8(e).

“Draft Earnout Report” has the meaning set forth in Section 2.6(c)(i).

“Earnout Base Revenue” has the meaning set forth in Section 2.6(b)(iii).

“Earnout Maximum Consideration” has the meaning set forth in Section 2.6(b)(iv).

“Earnout Revenue Target” has the meaning set forth in Section 2.6(b)(v).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, right of first negotiation, equitable interest, preemptive right, community property interest, title retention or title reversion agreement, prior assignment, or any other encumbrance or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the transfer or licensing of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Laws” means any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials, including CERCLA and the RCRA.

“ERISA” has the meaning set forth in Section 3.21(a).

“ERISA Affiliate” has the meaning set forth in Section 3.21(a).

“Escrow Agent” means Wilmington Trust, National Association (or such other Persons as may hereafter be reasonably acceptable to Buyer and the Company).

“Escrow Agreement” means an escrow agreement in substantially the form attached hereto as Exhibit B.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.8(a).

“Estimated Closing Certificate” has the meaning set forth in Section 2.8(a).

“Estimated Incremental Tax” has the meaning set forth in Section 7.10(g)(i).

“Estimated Net Cash” means the estimated Net Cash as reflected in the Estimated Closing Certificate and on the Estimated Closing Balance Sheet.

“Estimated Working Capital” means the estimated Working Capital as reflected in the Estimated Closing Certificate and on the Estimated Closing Balance Sheet.

“Expiration Date” has the meaning set forth in Section 10.1(d).

“FAR” means the U.S. Federal Acquisition Regulations.

“FCPA” means the U.S. Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq.

“Final Net Cash” means the Net Cash as of the Closing, as reflected in the Closing Certificate and on the Closing Balance Sheet prepared in accordance with Sections 2.8(d) and 2.8(e).

“Final Incremental Tax” has the meaning set forth in Section 7.10(g)(i).

“Final Working Capital” means the Working Capital as of the Closing Date, as reflected in the Closing Certificate and on the Closing Balance Sheet prepared in accordance with Sections 2.8(d) and 2.8(e).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“FMLA” has the meaning set forth in Section 3.21(h).

“Former Corporation Capital Stock” means the Class A Common Stock and the Class B Common Stock.

“Fully Diluted Capitalization” means the number of shares of Former Corporation Common Stock outstanding issued and outstanding as of immediately before the Contribution.

“GAAP” means United States generally accepted accounting principles.

“Government Bid” means any outstanding bid, quotation, proposal or grant application by the Company which, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any Contract (including any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery or task order, grant, cooperative agreement, awards under the Small Business Innovation Research or Small Business Technology Transfer programs, change order or other arrangement of any kind in writing) entered into by the Company with any Governmental Entity or with any prime contractor or upper-tier subcontractor relating to a Contract where any Governmental Entity is a party thereto by which the Company has agreed to provide goods or services (including one or more licenses) to such Governmental Entity, prime contractor, or upper-tier subcontractor or to any third party (including the public) on behalf of such Governmental Entity, prime contractor or upper-tier subcontractor.

“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Government Involvement” has the meaning set forth in Section 3.9(l).

“Government Officials” has the meaning set forth in Section 3.26(a)(iii).

“Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

“HIPAA” has the meaning set forth in Section 3.21(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incremental Tax” means an amount equal to the excess, if any, of (a) the amount of the U.S. federal, state and local income Taxes imposed or to be imposed on the Seller as a result of the sale of the Purchased Interests pursuant to this Agreement as a result of the Restructuring, over (b) the amount of the U.S. federal, state and local income, Taxes that would have been imposed on the Shareholders in connection with the sale of shares of the Former Corporation; provided, however, that this calculation shall be determined assuming (i) the value allocated as the consideration with respect to the Company’s fixed assets is determined in accordance with Section 7.10(g) of this Agreement; (ii) this calculation shall include any Taxes related to the deemed sale of accounts receivable; and (iii) this calculation shall not include the Performance Reserve Escrow Amount.

“Indebtedness” means (i) all indebtedness of the Company for borrowed money (other than current trade payables incurred in the ordinary course of business consistent with past practices), (ii) all long or short term debt obligations of the Company evidenced by notes, bonds, debentures or similar instruments, (iii) all capital lease obligations, (iv) all obligations of the Company under any currency, interest rate or other hedging agreement or arrangement, (v) any obligations secured by a lien on the assets of the Company, (vi) any long-term liabilities and obligations for the deferred purchase price of property or services, including any conditional sale, earn-outs or revenue sharing payments, (vii) all direct and indirect guarantees made by the Company with respect to the foregoing clauses (i) through (vi), (viii) all reimbursement obligations under any letters of credit (whether drawn or undrawn), (ix) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations described in the foregoing clauses (i) through (viii), (x) any Tax liabilities deferred under the CARES Act, and (xi) all unpaid Taxes for any Pre-Closing Tax Period, which shall not be an amount less than zero.

“Indemnitee Certificate” has the meaning set forth in Section 10.2(a).

“Indemnity Escrow Account” means the account into which the Indemnity Escrow Amount is deposited.

“Indemnity Escrow Amount” means $4,005,000.00.

“Indemnity Escrow Termination Date” means the date which is eighteen (18) months following the Closing Date.

“Independent Accounting Firm” means PricewaterhouseCoopers LLP or such other independent accounting firm of national reputation selected by Buyer and reasonably acceptable to the Shareholder Representative.

“Information Systems” has the meaning set forth in Section 3.11(b).

“Insurance Policies” has the meaning set forth in Section 3.23.

“Intellectual Property” means any and all of the following in any country: (a)(i) Patents, (ii) Trademarks, (iii) rights in domain names and domain name registrations, uniform resource locators associated with the Internet (collectively, “domain names”) (iv) Copyrights, (v) Trade Secrets, and (vii) other intellectual property rights (whether or not appropriate steps have been taken to protect such rights under Applicable Law); and (b) the right (whether at law, in equity, by contract or otherwise) to use, practice or otherwise exploit any of the foregoing.

“International Trade Law” means U.S. statutes, laws and regulations applicable to international transactions, including the Export Administration Act, the Export Administration Regulations, the FCPA, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.

”Inventory” means inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, Company Products and other inventories related to the Company Business.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means collectively the Shareholders and any of the persons listed on Schedule 7.6(c).

“Key Employee Agreements” has the meaning set forth in Recital J.

“Knowledge of the Company” or “Company’s Knowledge” or similar terms means the actual knowledge of John A. Cuseo or any of the Shareholders without duty of inquiry.

“Lease” or “Leases” has the meaning set forth in Section 3.17.

“Liability” means any direct or indirect liability, Indebtedness, assessment, expense, claim, loss, damage, deficiency or obligation, whether known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise.

“Material Contract” has the meaning set forth in Section 3.15(b).

“Moral Rights” means moral rights in any works of authorship, including the right to the integrity of the work, the right to be associated with the work as its author by name or under pseudonym and the right to remain anonymous, whether existing under judicial or statutory law of any country or jurisdiction worldwide, regardless of whether such right is called or generally referred to as a “moral right.”

“Net Cash” means (i) Closing Cash, less (ii) the sum of (A) all outstanding Indebtedness of the Company as of immediately prior to the Closing Date and (B) the amount of all unpaid Transaction Expenses as of immediately prior to the Closing Date.

“Net Cash Adjustment Amount” has the meaning set forth in Section 2.8(c).

“Non-Competition and Non-Solicitation Agreement” has the meaning set forth in Recital I.

“OCI” has the meaning set forth in Section 3.16(v).

“OFAC” has the meaning set forth in Section 3.25(c).

“Open License Terms” means terms applicable to a Work which require, as a condition of use, reproduction, modification and/or distribution of the Work (or any portion thereof) or of any Related Software, any of the following: (a) the making available of source code or any information regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (c) the granting of a royalty-free license to any Person under Intellectual Property (including Patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with each other or with other hardware or software; (d) imposes restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property through any means; or (e) the obligation to include or otherwise communicate to other Persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or Related Software. By means of example only and without limitation, Open License Terms includes any versions of the following agreements, licenses or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley Software Distribution (BSD); (xi) the Mozilla Public License (MPL), (xii) the Microsoft Limited Public License; (xiii) Server Side Public License (SSPL); or (xiv) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the site www.opensource.org.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, ruling, injunction, temporary restraining order, or other order of a Governmental Entity of competent jurisdiction.

“Organizational Documents” means, with respect to an entity, the certificate of incorporation, by-laws, articles of organization, operating agreement, certificate of formation or similar governing documents of such entity.

“OSHA” has the meaning set forth in Section 3.22(h).

“Patents” means all issued patents (including utility and design patents) and pending patent applications (including invention disclosures, records of invention, certificates of invention and applications for certificates of inventions and priority rights filed with any Registration Office), including all non-provisional and provisional patent applications, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

“Payment Schedule” has the meaning set forth in Section 2.3.

“Permit” means any federal, state, county, local or foreign governmental consent, license, permit, grant, franchise, agreement, waiver or other authorization of any Governmental Entity.

“Performance Reserve Escrow Amount” means $12,015,000.00.

“Performance Escrow Account” means the account into which the Performance Reserve Escrow Amount is deposited.

“Permitted Encumbrances” means (a) any lien of current Taxes not yet delinquent or being contested in good faith and for which adequate reserves have been established; (b) statutory liens of landlords, liens of carriers, warehousepersons and mechanics, and purchase money liens that in each case are (i) immaterial and (ii) incurred in the ordinary course of business for sums not yet due and payable or being contested in good faith; (c) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice; and (d) restrictions on transfer of securities under applicable securities laws.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated entity or Governmental Entity.

“Personal Data” means any information relating to an identified or identifiable natural person; an identifiable natural person is one who can reasonably be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity or that natural person.

“Pre-Closing Tax Period” has the meaning set forth in Section 10.7.

“Preferred Bidder Status” has the meaning set forth in Section 3.16(t).

“Prohibited Party Lists” has the meaning set forth in Section 3.25(c).

“Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Pro Rata Portion” means with respect to each Shareholder, an amount equal to the quotient, expressed as a percentage, obtained by dividing (i) the number of shares of Former Corporation Capital Stock contributed by such Shareholder to the Seller in the Contribution, divided by (ii) the Fully

Diluted Capitalization. The Pro Rata Portion for each Shareholder shall be set forth on the Payment Schedule.

“Public Software” means any software, libraries or other code that is licensed under or is otherwise subject to Open License Terms. Software distributed under less restrictive free or open source licensing and distribution models such as those obtained under the MIT, Boost Software License, and the Beer-Ware Public Software licenses or any similar licenses, and any software that is a public domain dedication are also “Public Software.”

“Purchase Consideration” means the sum of: (i) $28,038,000, plus or minus (as applicable) (ii) the Working Capital Adjustment Amount (if any), plus or minus (as applicable) (iii) the Net Cash Adjustment Amount (if any), minus (iv) Transaction Expenses.

“Purchase Price Allocation” has the meaning set forth in Section 7.10(f)(ii).

“Registered Intellectual Property” means all Intellectual Property for which registrations have been obtained or applications for registration have been filed with a Registration Office.

“RCRA” means the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“Registration Office” means, collectively, the United States Patent and Trademark Office, United States Copyright Office and all equivalent foreign patent, trademark, copyright offices or other Governmental Entity.

“Related Person” means (i) any executive officer, director, or direct or indirect holder of 1% or more of the Shares of Company Common Stock, (ii) any Affiliate, officer, director or manager of any of the foregoing, or (iii) any immediate family member (consisting of parents, spouse and children) of any of the foregoing natural Persons.

“Related Software” means, with respect to a Work, any other software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part), or is distributed with such Work.

“Releasing Affiliates” has the meaning set forth in Section 7.11(a).

“Released Parties” has the meaning set forth in Section 7.11(a).

“Restructuring Documents” means the documents evidencing the consummation of the Restructuring (including the Conversion) and due authorization and approval of the Restructuring by all necessary corporate or limited liability company action, as applicable.

“Representative Confirmation Letters” means written confirmations, in a form reasonably satisfactory to Buyer, from those Representatives of the Company identified by Buyer as to all amounts paid, owed and to be owed by the Company with respect to services performed by them through the Closing Date (or following the Closing Date at the pre-Closing direction of the Company or the Shareholders) with respect to the transactions contemplated by the Agreement that constitute Transaction Expenses.

“Representatives” means officers, directors, partners, trustees, executors, employees, agents, attorneys, accountants and advisors.

“Restricted Benefits” has the meaning set forth in Section 3.26(a)(iv).

“Returns” has the meaning set forth in Section 3.20(a).

“Reviewed 2021H1 Financial Statements” has the meaning set forth in Section 3.4(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Common Stock” means the Seller’s Common Stock, no par value.

“Shareholder Representative” has the meaning set forth in the introductory paragraph.

“Shareholder Representative Response” has the meaning set forth in Section 2.6(c)(iii).

“Significant Customers” has the meaning set forth in Section 3.28.

“Significant Suppliers” has the meaning set forth in Section 3.29.

“Shareholder” has the meaning set forth in the Preamble.

“Shareholder Ancillary Agreement” has the meaning set forth in Section 4.2.

“Shareholder Fundamental Representations” has the meaning set forth in Section 10.1(d).

“Shareholder Indemnified Person” has the meaning set forth in Section 10.1(b).

“Software” means any and all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections (whether machine readable or otherwise) and rights therein; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing. Software includes any of the foregoing to the extent embedded, included or deployed in any mobile app, client application, cloud system, local or remote server, desktop or laptop application, and in any other device capable of running software instructions.

“Straddle Period” has the meaning set forth in Section 7.10(a).

“Tax” and, collectively, “Taxes” means, whether disputed or not, (i) any and all federal, state and local taxes of any country, assessments and other governmental charges, customs, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, alternative or add-on minimum, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise, escheat, unclaimed property obligation and property taxes, (ii) any interest, fine, penalty or addition to Tax imposed by any Governmental

Entity, and (iii) any transferee liability in respect of any items described in clauses (i) and (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision) or otherwise.

“Tax Contest” has the meaning set forth in Section 7.10(c).

“Taxing Authority” means a Governmental Entity responsible for the administration, determination, assessment and collection of Taxes.

“Technology” means (a) all (i) Software and other works of authorship (including software, firmware, and middleware in source code and executable code form, architecture, databases, plugins, libraries, APIs, interfaces, algorithms, models, reference designs, and documentation); (ii) inventions (whether or not patentable), designs, discoveries and improvements; (iii) proprietary, confidential and/or technical data and information, Trade Secrets and know how; (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes, and (vi) devices, prototypes, designs, specifications and schematics and (b) tangible items constituting, disclosing, embodying or from which any Intellectual Property was derived, including all versions thereof.

“Threshold” has the meaning set forth in Section 10.1(d).

“Trade Secrets” means (i) all know-how, proprietary, confidential and/or non-public information, however documented and whether or not documented, and (ii) all trade secrets within the meaning of Applicable Law. The term “Trade Secrets” includes concepts, ideas, knowledge, rights in research and development, financial, marketing and business data, pricing and cost information, plans (including business and marketing plans), algorithms, formulae, inventions, processes, techniques, technical data, designs, drawings (including engineering and auto-cad drawings), specifications, databases, blue prints, and customer and supplier lists and information, in each case that has or derives economic value, actual or potential, as a result of being a secret and not known to the public, whether patentable or not and whether or not reduced to practice.

“Trademarks” means all (i) trademarks, service marks, logos, insignias, designs, trade dress, symbols, trade names and fictitious business names, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature (including all applications and registrations for each of the foregoing and including unregistered trademarks), and (ii) all goodwill associated with or symbolized by any of the foregoing.

“Transaction Documents” means this Agreement and each other certificate, schedule, agreement or document delivered pursuant to this Agreement, the Restructuring Documents, the Escrow Agreement, and the Non-Competition and Non-Solicitation Agreements.

“Transaction Expenses” means any fee, cost, expense, payment, expenditure, liability (contingent or otherwise) or obligation of the Company (whether incurred prior to or on the date of the Agreement, between the date of the Agreement and the Closing, or at or after the Closing), and including any fees and expenses of legal counsel, accountants and tax advisors, the amount of fees and expenses payable to financial and tax advisors, investment bankers and brokers of the Company, and any such fees and expenses incurred by the Seller, the Shareholders or the Company’s employees, paid for or to be paid for by the Company, that: (a) relates directly or indirectly to (i) the proposed disposition of all or a portion of the business of the Company, or the process of identifying, evaluating and negotiating with prospective purchasers of all or a portion of the business of the Company, (ii) the investigation and review conducted by Buyer and its Representatives, and any investigation or review conducted by other prospective purchasers of all of a portion of the business of the Company, with respect to the business of the Company (and the furnishing of information to Buyer and its Representatives and such other prospective purchasers and their Representatives in connection with such investigation and review), (iii) the negotiation, preparation, review, execution, delivery or performance of the Agreement (including the Disclosure Schedule), or any certificate, opinion, agreement or other instrument or document delivered or to be delivered in connection with this Agreement or the transactions contemplated hereby, (iv) the preparation and submission of any filing or notice required to be made or given in connection with the Acquisition, and the obtaining of any consent required to be obtained in connection with any of such transactions, or (v) the consummation of the Acquisition or any of the transactions contemplated by this Agreement; or (b) arises or is expected to arise, is triggered or becomes due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Acquisition or any of the other transactions contemplated by this Agreement, including any severance, end-of-service gratuity, stay or retention payments or bonuses, change of control bonuses, transaction or sale bonuses and similar arrangements or obligations arising with respect to any employee or other service provider of the Company in connection with the Acquisition or any of the transactions contemplated hereby (a “Change of Control Payment”). Without limiting the foregoing, Transaction Expenses shall include the employer’s share of any social security, Medicare, unemployment or payroll Taxes or similar amounts payable in connection with any Change of Control Payment or any payment to the Shareholders hereunder. For the avoidance of doubt, Transaction Expenses shall not include any fees, costs or expenses incurred by Buyer that are liabilities of Buyer.

“Treasury Regulations” means the regulations of the U.S. Department of the Treasury promulgated under the Code.

“Holdco Shares” has the meaning set forth in Section 4.1.

“Viruses” has the meaning set forth in Section 3.9(j).

“WARN Act” has the meaning set forth in Section 3.22(g).

“Work” means any work of authorship, including any software, libraries or other code (including middleware and firmware).

“Working Capital” means, without duplication, (i) the total current assets of the Company (including prepaid expenses but excluding Tax assets, cash and cash equivalents) as of 12:01 a.m. local time on the Closing Date, less (ii) all current liabilities of the Company (including all accounts payable, accrued or deferred expenses, payroll and pension liabilities, Taxes payable, deferred revenue, or other similar obligations, but excluding Transaction Expenses and Indebtedness), as of 12:01 a.m. local time on the Closing Date, in each case as determined in accordance with GAAP applied on a basis consistent with Company’s past practices used in preparing the Financial Statements.

“Working Capital Adjustment Amount” has the meaning set forth in Section 2.8(b).

“Working Capital Target” means $1,500,000.00.

2. The Acquisition.

2.1 The Purchase and Sale. By and subject to the terms of this Agreement, the Seller hereby agrees to sell to Buyer and Buyer hereby agrees to purchase from Seller, the Purchased Interests. At the Closing (as defined below), and subject to and upon the terms and conditions of this Agreement, the Seller shall transfer and assign to Buyer, and Buyer shall acquire, free and clear of all Encumbrances, the Purchased Interests and Buyer shall make the payments as set forth in Section 2.4.

2.2 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at such time mutually agreed upon by Buyer, the Company and the Shareholder Representative but no later than five (5) Business Days after the satisfaction or waiver of each of the conditions set forth in Section 8 hereof (other than those conditions that are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions at the Closing but in no event later than the termination date set forth in Section 9.1(b)); provided that if such date would be during the last month Buyer’s fiscal quarter, then the date of the Closing shall be the first Business Day of Buyer’s next fiscal quarter. The date of the Closing is referred to herein as the “Closing Date”. The Closing shall be effectuated by exchanging true, complete and accurate copies of executed originals via electronic mail or by physical exchange of documentation at the offices of DLA Piper LLP (US), 4365 Executive Drive, Suite 1100, San Diego California 92121, or at such other location as the parties hereto agree.

2.3 Payment Schedule. The Company shall prepare and deliver to Buyer and the Shareholder Representative, not later than three (3) calendar days prior to the Closing Date, and concurrently with the delivery of the Estimated Closing Certificate, a spreadsheet (the “Payment Schedule”), certified by the Chief Executive Officer (“CEO”) of the Company, which shall set forth all of the following information, as of the Closing Date:

(a) with respect to each Shareholder,

(i) the name, mailing address and email address of such Shareholder,

(ii) such Shareholder’s Pro Rata Portion, expressed as a percentage rounded to the sixth decimal place,

(iii) such Shareholder’s Pro Rata Portion of the Indemnity Escrow Amount;

(iv) the number and class of Shares of Former Corporation Common Stock held by such Shareholder immediately prior to the Contribution, including the respective certificate numbers, and

(v) such Shareholder’s Pro Rata Portion of the Purchase Consideration,

(b) the calculation of the Fully Diluted Capitalization, Purchase Consideration, Transaction Expenses, Net Cash Adjustment Amount and Working Capital Adjustment Amount;

(c) the amount of Transaction Expenses as set forth in the Representative Confirmation Letters, including a breakdown by Person of amounts owed and wire transfer instructions for each such Person; and

(d) wire transfer instructions for the Seller.

2.4 Closing Consideration. At the Closing, Buyer shall pay, or shall cause to be paid, to the Seller, an amount equal to the Purchase Consideration less the Indemnity Escrow Amount plus the Estimated Incremental Tax.

2.5 Escrows; Transaction Expenses.

(a) Indemnity Escrow. Within two (2) Business Days after the Closing, Buyer shall deposit, or cause to be deposited, the Indemnity Escrow Amount with the Escrow Agent for the purpose of securing the obligations of the Seller and the Shareholders under Section 2.8(f) and Section 10 of this Agreement. The Indemnity Escrow Amount shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof.

(b) Transaction Expenses. On the Closing Date, Buyer shall pay, or cause to be paid, the Transaction Expenses as set forth in the final Representative Confirmation Letters provided by the Company to Buyer in accordance with Section 2.3 hereof.

(c) Performance Reserve Escrow. Within two (2) Business Days after the Closing Date, Buyer shall deposit an amount equal to the Performance Reserve Escrow Amount in the Performance Escrow Account with the Escrow Agent pursuant to the Escrow Agreement. The Performance Reserve Escrow Amount so deposited does not constitute a portion of the Purchase Consideration. Contemporaneously with the Closing, each of the Shareholders will enter into a Performance Reserve Agreement with the Buyer to provide for the Shareholders’ and Buyer’s respective rights and obligations with respect to the Performance Reserve Escrow Amount deposited in the Performance Escrow Account. At the Closing, the Shareholders’ right to receive any portion of the Performance Reserve Escrow Amount will be unvested, and each Shareholder shall only be entitled to receive any portion of the Performance Reserve Escrow Amount upon vesting in accordance with such Shareholder’s Performance Reserve Agreement.

2.6 Earnout.

(a) The Seller shall be entitled to an additional payment equal to the Achieved Earnout Amount, if any, as defined in this Section.

(b) Certain Definitions.

(i) “Achieved Earnout Amount” means, if the Actual 2021 Revenue is:

(A) less than or equal to the Earnout Base Revenue, then zero;

(B) greater than the Earnout Base Revenue and less than the Earnout Revenue Target, then an amount equal to the product of (I) the Earnout Maximum Consideration times (II) the quotient of (x) the excess (if any) of the Actual 2021 Revenue over the

Earnout Base Revenue; divided by (y) the excess of the Earnout Revenue Target over the Earnout Base Revenue;

(C) greater than the Earnout Revenue Target, then the Earnout Maximum Consideration.

In no event shall the Achieved Earnout Amount be greater than the Earnout Maximum Consideration.

(ii) “Actual 2021 Revenue” means revenue from the sales of Company Products, either before or after the Closing, by either the Company or the Buyer plus the value of Company Products and related services self-consumed by Buyer prior to or after the Closing, without duplication, in all cases, in the fiscal year ending December 31, 2021.

(iii) “Earnout Base Revenue” means $11,002,305.

(iv) “Earnout Maximum Consideration” means $5,500,000.

(v) “Earnout Revenue Target” means $14,436,204.

(c) Process.

(i) The Buyer shall calculate the Achieved Earnout Amount in connection with its ordinary year-end accounting processes and as soon as practicable thereafter, but in any event not later than March 31, 2022, deliver to the Shareholder Representative a report showing such calculation (the “Draft Earnout Report”).

(ii) Following receipt by the Shareholder Representative of the Draft Earnout Report, the Shareholder Representative may request a meeting with representatives of the Buyer, which meeting shall take place promptly, and in any event not later than thirty (30) days following such request, in person or by telephone conference or video conference as mutually agreed. At such meeting, the representatives of the Buyer shall reasonably respond, during such meeting (or, if not then practicable, as promptly as practicable thereafter), to the Shareholder Representative’s reasonable inquiries for the purpose of providing the Shareholder Representative with a reasonably detailed understanding of the calculation of the Achieved Earnout Amount and the calculation of any corresponding payments. The Draft Earnout Report shall be prepared using information regularly prepared in the ordinary course of business and in conformity with GAAP.

(iii) As soon as practicable, but, in any event, within thirty (30) days after the later of (x) delivery of a Draft Earnout Report, or (y) the meeting between Shareholder Representative and Buyer following delivery of the Draft Earnout Report pursuant to Section 2.6(c)(i), the Shareholder Representative shall provide to Buyer a written report indicating its agreement with, or specific itemized objections to, Buyer’s calculation of the Achieved Earnout Amount (the “Shareholder Representative Response”). Shareholder Representative agrees to maintain confidentiality of any and all information in accordance with Section 7.2 hereof. Failure by Shareholder Representative to object to Buyer’s calculation of the Achieved Earnout Amount or, if earlier, Shareholder Representative’s affirmative agreement in writing to Buyer’s calculations shall be deemed to be Shareholder Representative’s acceptance of the Draft Earnout Report and that Draft Earnout Report shall automatically and irrevocably be deemed a Final Earnout Report in accordance with this Section 2.6(c)(iii) and shall have full weight and accord of a res judicata decision (final judgment without any possible way of recourse or appeal). Any objection to a Draft Earnout Report that could have been, but was not, raised as an objection prior to such Draft Earnout Report becoming a Final Revenue Report is expressly waived. Buyer shall make the payment of the Achieved Earnout Amount, if any, within fifteen (15) Business Days after the Draft Earnout Report becomes the Final Earnout Report, to the Seller. Any dispute not otherwise resolved by the parties within a reasonable period of time shall be resolved by the Independent Accounting Firm in accordance with the provisions of Section 2.8(e).

2.7 Taking of Necessary Action; Further Action. Each party hereto will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Acquisition in accordance with this Agreement as promptly as possible. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company pursuant to the terms of this Agreement, the officers and directors of the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.8 Adjustments.

(a) At least three (3) calendar days prior to the Closing Date, the Company shall deliver to Buyer a certificate of the CEO of the Company (the “Estimated Closing Certificate”) setting forth, in reasonable detail, (i) the Estimated Working Capital, (ii) the Estimated Net Cash, (iii) a proposed balance sheet of the Company as of 12:01 am local time on the anticipated Closing Date which shall have been prepared in accordance with GAAP applied on a basis consistent with the Company’s past practice (the “Estimated Closing Balance Sheet”), and (iv) the Company’s calculation of each of the components of the Estimated Working Capital and the Estimated Net Cash, and the aggregate amounts thereof. The Estimated Closing Certificate shall be used to make any preliminary adjustment to the Purchase Consideration on the Closing Date pursuant to Sections 2.8(b) and 2.8(c), subject to further adjustment in accordance with Section 2.8(f).

(b) In the event that the Estimated Working Capital is less than the Working Capital Target, then the Purchase Consideration shall be adjusted downward by the amount by which the Estimated Working Capital is less than the Working Capital Target. In the event that the Estimated Working Capital is greater than the Working Capital Target, then the Purchase Consideration shall be adjusted upward by the amount by which the Estimated Working Capital is greater than the Working Capital Target. The adjustments, if any, referred to in this Section 2.8(b) are referred to herein as the “Working Capital Adjustment Amount.”

(c) In the event that the Estimated Net Cash is a negative amount (i.e., less than $0), then the Purchase Consideration shall be adjusted downward by the amount by which the Estimated Net Cash is less than $0. In the event that the Estimated Net Cash is a positive amount (i.e., greater than $0), the Purchase Consideration shall be adjusted upward by the amount by which the Estimated Net Cash is greater than $0. The adjustments, if any, referred to in this Section 2.8(c) are referred to herein as the “Net Cash Adjustment Amount.”

(d) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Shareholder Representative a certificate (the “Closing Certificate”) setting forth, in reasonable detail, (i) the Final Working Capital, (ii) the Final Net Cash, (iii) a balance sheet of the Company as of 12:01 am local time on the anticipated Closing Date which shall have been prepared in accordance with GAAP applied on a basis consistent with the Company’s past practice (the “Closing Balance Sheet”), and (iv) Buyer’s calculation of each of the components of the Final Working Capital and Final Net Cash, and the aggregate amounts thereof.

(e) The Shareholder Representative shall have forty-five (45) days from the date on which the Closing Certificate and the Closing Balance Sheet have been delivered to it to raise any objection(s) to the Closing Certificate or the Closing Balance Sheet, by delivery of written notice to Buyer setting forth such objection(s) in reasonable detail (the “Disputed Items”). In the event that the Shareholder Representative shall not deliver any such objection(s) with respect to the Closing Certificate or the Closing Balance Sheet within such twenty (20)-day period, then the Closing Certificate shall be deemed final for purposes of this Section 2.8. In the event that any such objection(s) are so delivered, the Closing Certificate shall be deemed not final and Buyer and the Shareholder Representative shall attempt, in good faith, to resolve the Disputed Items and, if they are unable to resolve all of the Disputed Items within thirty (30) days of delivery of such notice, shall, within five (5) Business Days thereafter (or such earlier date as mutually agreed), submit the Disputed Items to the Independent Accounting Firm. Buyer and the Shareholder Representative shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the Disputed Items requested by the Independent Accounting Firm to the extent available to Buyer or its Representatives or the Shareholder Representative or its Representatives; provided, however, that any materials so provided to the Independent Accounting Firm shall also be made available to the other disputing party hereto. Buyer and the Shareholder Representative shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the Disputed Items and to discuss the issues with the Independent Accounting Firm. No party shall have or conduct any communication with the Independent Accounting Firm without the other party either being present or, with respect to written communication, sending to the other party a concurrent copy thereof. In resolving any Disputed Item, the Independent Accounting Firm shall not assign a value to any item higher than the highest value for such item, or lower than the lowest value for such item, claimed by either Buyer or the Shareholder Representative. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Buyer and the Shareholder Representative within thirty (30) days after the submission of the Disputed Items to the Independent Accounting Firm, shall be final, binding and conclusive on Buyer, the Shareholder Representative and the Shareholders. The fees and expenses of the Independent Accounting Firm shall be split equally between Buyer and the Shareholder Representative. The Final Working Capital and the Final Net Cash reflected in the Closing Certificate, as revised to reflect the resolution of any and all disputes by Buyer and the Shareholder Representative and/or the Independent Accounting Firm, shall be deemed to be the “Final Working Capital” and the “Final Net Cash”, respectively.

(f) At such time as the Closing Certificate shall become final in accordance with Section 2.8(e), the Estimated Working Capital shall be compared to the Final Working Capital, and the Estimated Net Cash shall be compared to the Final Net Cash.

(i) In the event that the aggregate of the Final Working Capital and the Final Net Cash is less than the aggregate of the Estimated Working Capital and the Estimated Net Cash, then (A) Buyer shall be entitled to immediate payment from the Indemnity Escrow Account of an amount equal to such deficiency, and (B) the Shareholder Representative and Buyer shall deliver to the Escrow Agent, within five (5) Business Days following the finalization of the Closing Certificate, a written notice executed by both parties instructing the Escrow Agent to make such payment to Buyer from the Indemnity Escrow Account.

(ii) In the event that the aggregate of the Final Working Capital and the Final Net Cash is greater than the Estimated Working Capital and the Estimated Net Cash, then Buyer within five (5) Business Days following the finalization of the Closing Certificate shall distribute the amount of the difference to the Seller.

2.9 Tax Withholding. Buyer, the Company, and their respective Affiliates and agents shall be entitled to deduct and withhold from the Purchase Consideration, or any other payment otherwise payable pursuant to this Agreement or any Transaction Document, such amounts as may be required to be deducted and withheld under the Code or any provision of Applicable Law and to request any necessary Tax forms or information, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, and to share such forms with Buyer, Company, and their respective Affiliates and agents. To the extent that amounts are so deducted and withheld and timely paid to the appropriate Governmental Entity (or other applicable Person), such deducted and withheld and timely paid amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

3. Company Entities Representations and Warranties. Each of the Company Entities represents and warrants to Buyer that the statements contained in this Section 3 are true and correct, except as disclosed in a document of even date herewith and delivered by the Company to Buyer on the date hereof referring to the representations and warranties in this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered Section of the Disclosure Schedule shall qualify only the corresponding subsection in this Section 3 (except to the extent disclosure in any numbered and lettered Section of the Disclosure Schedule is readily apparent on its face to apply to another numbered and lettered Section of the Disclosure Schedule).

3.1 Organization, Standing and Power; Subsidiaries.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification. The Company has delivered to Buyer a true and correct copy of the Company’s Organizational Documents, each as amended to date, and each as so delivered is in full force and effect. The Company is not in violation of any of the provisions of its Organizational Documents. Section 3.1(a) of the Disclosure Schedule sets forth all jurisdictions in which the Company is, or has been, required to be qualified, authorized, registered or licensed to do business as a foreign corporation or other legal entity.

(b) The Seller is a corporation duly organized, validly existing and in good standing under the laws of Colorado and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification. The Seller has delivered to Buyer a true and correct copy of the Seller’s Organizational Documents, each as amended to date, and each as so delivered is in full force and effect. The Seller is not in violation of any of the provisions of its Organizational Documents.

(c) The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.2 Authority.

(a) Each of the Company Entities has all requisite corporate or similar power and authority to enter into this Agreement and each other Transaction Document to which such Company Entity is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or similar action on the part of each of the Company Entities.

(b) This Agreement and each other Transaction Document to which a Company Entity is a party has been duly executed and delivered by Company Entity and constitutes the valid and binding obligation of the applicable Company Entity enforceable against such Company Entity in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity (the “Enforceability Exceptions”). The execution and delivery of this Agreement and each other Transaction Document to which any Company Entity is a party does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (i) any provision of such Company Entity’s Organizational Documents; (ii) any Applicable Law, Permit or Order applicable to such Company Entity, (iii) any Material Contract, or (iv) any other Contract to which such Company Entity is a party, or by which such Company Entity is bound, except in the case of clause (iv), which would not reasonably be expected to have a Company Material Adverse Effect.

3.3 Governmental Authorization.

(a) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to any Company Entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(b) The Company has obtained all Permits necessary for the conduct of its business and that are material to the operation of the Company Business. The Company is, and at all times has been, in material compliance with all such Permits, and all such Permits are in full force and effect.

3.4 Financial Statements.

(a) The Company has delivered to Buyer (i) the Company’s unaudited compiled financial statements (balance sheet, statement of operations and statement of cash flows) for the fiscal year ended December 31, 2019, (ii) audited financial statements (balance sheet, statement of operations, and statement of cash flows) for the fiscal year ended December 31, 2020 (the “Audited 2020 Financial Statements”), and (iii) reviewed financial statements for the six month period ended June 30, 2021 (the “Reviewed 2021H1 Financial Statements”, such date, the “Balance Sheet Date,” and all such financial statements collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented and consistent with each other. The Financial Statements fairly present the consolidated financial condition, operating results and cash flow of the Company as of the dates, and for the periods, indicated therein.

(b) The Company maintains and will continue to maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformance with GAAP and to maintain accountability for assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.5 Capital Structure.

(a) Capitalization of the Company

(i) Prior to the Restructuring.

(A) As of immediately before the Restructuring, the authorized capital stock of the Former Corporation consisted of (A) 50,000 shares of Class A Common Stock, of which 10,000 Shares were issued and outstanding; and (B) 50,000 shares of Class B Common Stock, of which 11,508 Shares were issued or outstanding.

(B) As of immediately before the Restructuring, all outstanding shares of Former Corporation Common Stock were duly authorized, validly issued, fully paid and non-assessable and were free of any Encumbrances.

(C) As of immediately before the Restructuring, no stock option plan or other equity-based compensation plan was currently in effect, and there were no shares of Former Corporation Capital Stock reserved for issuance under any equity based compensation plan.

(D) Except for the rights created pursuant to this Agreement and except as set forth in Section 3.5(a)(i)(D) of the Disclosure Schedule, there are no other options, warrants, restricted stock awards, calls, rights, commitments or agreements of any character to which any Company Entity is a party or by which any Company Entity is bound, obligating any Company Entity to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any capital stock or other equity interest, or obligating any Company Entity to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

(E) All shares of Former Corporation Common Stock outstanding as of immediately before the Restructuring and rights to acquire Former Corporation Common Stock were issued in compliance with all applicable federal and state securities laws.

(ii) All of the shares of Former Corporation Common Stock were contributed by the Shareholders to the Seller pursuant to the Contribution. Each share of Former Corporation Common Stock was converted into one membership interest of the Company pursuant to the Conversion. The Purchased Interests constitute all of the outstanding equity interests of the Company. The Purchased Interests were duly authorized and validly issued. Seller owns all the Purchased Interests free of any Encumbrances.

(iii) There are no, accrued or unpaid dividends or distributions to which Seller or and Shareholder is entitled to receive with respect to any membership interest of the Company.

(b) Section 3.5(b) of the Disclosure Schedule sets forth, with respect to each Shareholder, the number, class and series of shares of Former Corporation Common Stock that such Person contributed to the Seller pursuant to the Contribution.

(c) All of the information contained in the Payment Schedule will be accurate and complete as of the Closing, and, except as set forth on the Payment Schedule, no other Person or holder of membership interests of the Company or shares of capital stock or other equity rights of Seller shall have any right, title or claim to any consideration in connection with the transactions contemplated by this Agreement. The allocation of the Purchase Consideration as set forth in the Payment Schedule will comply with and be in accordance with the Company’s and Seller’s respective Organizational Documents and Applicable Law.

(d) Except as set forth in Section 3.5(d) of the Disclosure Schedule: (i) none of the membership interests of the Company are entitled or subject to any preemptive right, right of participation, right of maintenance or similar right; (ii) other than the rights created pursuant to this Agreement, none of the outstanding membership interests of the Company are subject to any right of repurchase or first refusal or similar right in favor of the Company or any third party; and (iii) there are no agreements or arrangements (other than this Agreement) (A) between or among Company, the Seller, and any of the Shareholders; or (B) to the Company’s Knowledge, between or among the Seller and/or any of the Shareholders relating to the voting or registration of, or restricting any holder from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any membership interests of the Company or the Seller’s outstanding capital stock.

3.6 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth in Section 3.6 of the Disclosure Schedule and except pursuant to the Restructuring, (x) there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Company Material Adverse Effect, (y) the Company has conducted its business in the ordinary course consistent with past practice, and (z) there has not occurred:

(a) any acquisition, sale or transfer of any material asset of the Company;

(b) the incurrence of any Indebtedness of the Company, or any Encumbrance on the assets of the Company (other than a Permitted Encumbrance);

(c) any change in the Company’s cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares or membership interests of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any shares of capital stock or equity interest of the Company;

(e) any Material Contract entered into by the Company, other than in the ordinary course of business and as provided to Buyer, or any material amendment (other than in the ordinary course of business and as provided to Buyer), or termination of, or default under, any Material Contract;

(f) any amendment or change to the Organizational Documents of the Company;

(g) any increase in excess of $5,000 (on an annual basis) in or modification of the compensation or benefits payable or to become payable by the Company to any of director, officer or employee of the Company;

(h) any capital expenditures of the Company, or any commitment to make any capital expenditures by the Company in excess of $50,000 in the aggregate;

(i) any rescission or change of any material Tax election, adoption or change (or request to any Governmental Entity to change) any annual accounting period, adoption or change any material method of accounting, file any amended Return, prepare any Return in a manner inconsistent with pact practices, fail to file on a timely basis, including allowable extension, with any Governmental Entity, any Return, fail to timely pay or remit (or caused to be timely paid or remitted) any Taxes due, enter into any closing agreement, or settle any material Tax claim or assessment, request a ruling with respect to Taxes, surrender any right to claim a refund, offset or other reduction in Tax, incur any material Tax liability outside the ordinary course of business, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(j) any termination or waiver of any right of substantial value, other than in the ordinary course of business; or

(k) any negotiation or agreement by the Company to do any of the things described in the preceding clauses (a) through (i) (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).

3.7 Absence of Undisclosed Liabilities. The Company has no obligations or Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP other than (i) those as of the Balance Sheet Date set forth or adequately provided for in the balance sheet included in the Financial Statements; (ii) those incurred in the ordinary course of business since the Balance Sheet Date and consistent with past practice; and (iii) those incurred in connection with the negotiation, execution and performance of this Agreement and the Transaction Documents constituting Transaction Expenses.

3.8 Litigation.

(a) There is no private or governmental Action pending before any Governmental Entity, foreign or domestic, or, arbitrator, or, to the Knowledge of the Company, threatened by or against the Company or any of its properties or any of its officers or directors (in his or her capacity as such). There is no Order against the Company or, to the Company’s Knowledge, any of director or officer of the Company (in his or her capacity as such).

(b) There is no Action pending or, to the Company’s Knowledge, threatened, nor has any claim or demand been made against the Company during the five (5) years prior to the date of this Agreement that (i) challenges or challenged (x) the right, title or interest of the Company in, to or under the Intellectual Property in which the Company has (or purports to have), or has had at any time during the five (5) years prior to the date of this Agreement, any right, title or interest; or (y) the validity, enforceability or claim construction of any Patents comprising such Intellectual Property; or (ii) alleges or alleged infringement, contributory infringement, inducement to infringe, misappropriation, violation or unlawful use by the Company of Intellectual Property rights of any other third party.

3.9 Intellectual Property.

(a) Company Intellectual Property Rights.

(i) Disclosure of Certain Intellectual Property. Section 3.9(a)(i) of the Disclosure Schedule includes a complete and accurate list of: (A) all Company Registered Intellectual Property, (B) all withdrawn, lapsed, abandoned or expired Patents in which the Company had any rights during the five (5) years prior to the date of this Agreement, (C) all, Trademarks in which the Company had any rights during the five (5) years prior to the date of this Agreement, and setting forth for each of the foregoing as applicable, the title, application number, filing date, jurisdiction, registration number, and the owner thereof. Section 3.9(a)(i) of the Disclosure Schedule further sets forth a complete and accurate list of all common law Trademarks in which the Company had any rights during the five (5) years prior to the date of this Agreement. The Company has delivered to Buyer correct and complete copies of all registrations and applications for all of the foregoing, as amended to date, with all correspondence and file wrapper materials related thereto.

(ii) Enforceability; No Challenges. Each item of Company Owned Intellectual Property and each item of Company Licensed Intellectual Property that is exclusively licensed to the Company is subsisting, valid, enforceable, and in good standing. To the Company’s Knowledge there are no facts, information, or circumstances (including any facts or information that would constitute prior art) that would render any of the Company Owned Intellectual Property or any item of Company Licensed Intellectual Property that is exclusively licensed to the Company invalid or unenforceable, or would preclude the issuance of or otherwise affect any pending application for any Company Owned Intellectual Property or for any item of Company Licensed Intellectual Property that is exclusively licensed to the Company. Neither the Company, nor to the Knowledge of the Company any of its counsel or agents has misrepresented, or failed to disclose, any facts or information in any application for any Company Registered Intellectual Property, or for any other Intellectual Property in which the Company had any rights during the five (5) years prior to the date of this Agreement, that would constitute or would have constituted fraud or a misrepresentation, or inequitable conduct with respect to such application or that would otherwise affect the enforceability of any Company Registered Intellectual Property. With respect to each item of Company Owned Intellectual Property and each item of Company Licensed Intellectual Property that is Registered Intellectual Property and is exclusively licensed to Company, the Company has not received notice of any inter partes review, derivative proceedings, inventorship challenge, opposition, cancellation, re-examination (including supplemental re-examination), post grant review, interference, invalidity, unenforceability or other action or proceeding before any Registration Office relating to such Intellectual Property.

(iii) Proper Filing. With respect to each item of Company Registered Intellectual Property and each item of Company Licensed Intellectual Property that is Registered Intellectual Property and is exclusively licensed to Company, all necessary filing, examination, registration, maintenance, renewal and other fees and taxes due on or prior to the Closing have been timely paid in full, and all necessary documents (including responses to office actions) and certificates have been timely filed with all relevant Registration Offices for the purposes of maintaining such Intellectual Property, in each case in accordance with Applicable Law and to avoid loss or abandonment thereof. With respect to Company Registered Intellectual Property, all foreign filing licenses have been properly and timely applied for and obtained from the relevant Registration Office or other Governmental Entity in accordance with Applicable Law. The records shown in each Registration Office with respect to all Company Registered Intellectual Property are current and accurate (including records regarding the change of ownership and assignments) and, such records show Company as the record owner and assignee of each item of Company Registered Intellectual Property.

(iv) Post-Closing Actions. Section 3.9(a)(iv) of the Disclosure Schedule is a complete and accurate list of all actions that must be taken within one hundred twenty (120) days of the Closing Date with respect to any of the Company Registered Intellectual Property and each item of Company Licensed Intellectual Property that is Registered Intellectual Property and is exclusively licensed to the Company, including the payment of any filing, examination, registration, maintenance, renewal and other fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing such Intellectual Property and to avoid loss or abandonment thereof, in each case in accordance with Applicable Law.

(v) Trade Secrets. The Company has taken reasonable measures and precautions to protect and maintain the confidentiality of all Trade Secrets included in the Company Intellectual Property or in which the Company had any rights during the five (5) years prior to the date of this Agreement, and to avoid the misappropriation of Trade Secrets owned by others. The Company has not disclosed any Trade Secrets in which Company has (or purports to have), or had at any time during the five (5) years prior to the date of this Agreement, any right, title or interest (or any tangible embodiment thereof) to any Person without having such Person execute a written agreement regarding the non-disclosure and non-use thereof. All use, disclosure or appropriation of any Trade Secret not included in the Company Owned Intellectual Property has been pursuant to the terms of a written agreement between the Company and the owner of such Trade Secret, or is otherwise lawful. The Company has not received any notice from any Person that there has been an unauthorized use or disclosure of any Trade Secrets included in the Company Intellectual Property or in which the Company had any rights during the five (5) years prior to the date of this Agreement. The Company has taken all reasonable measures in connection with the hiring and employment of its personnel to ensure that Trade Secrets owned by others have not been disclosed to or used by the Company without authorization.

(vi) Copyrights and Trademarks. With respect to all Copyrights, Trademarks and domain names included in the Company Registered Intellectual Property or in which the Company had any rights during the five (5) years prior to the date of this Agreement, and all Copyrights, Trademarks and domain names that have been registered with a Registration Office and are exclusively licensed to Company, each such item has not lapsed, expired or been abandoned and has not been revoked, cancelled or rejected by any Registration Office. With respect to such Trademarks, Company has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain such Trademarks and the full value of and goodwill associated with such Trademarks, including taking appropriate quality control measures with respect to any third-party licensee of any Trademarks included in the Company Registered Intellectual Property.

(vii) Patents. With respect to all Patents included in the Company Registered Intellectual Property or in any Company Licensed Intellectual Property that is Registered Intellectual Property and is exclusively licensed to the Company, or in which the Company had any rights during the five (5) years prior to the date of this Agreement, all Patents that have been filed or registered with a Registration Office and are exclusively licensed to Company, and all Patents for which Company had or has the right to prosecute and/or maintain the Patents, review and/or comment on any Patent, or correspond with the applicable Registration Office regarding the Patents, in each case (A) such Patents have been prosecuted in good faith, (B) such Patents are not subject to any terminal disclaimer, (C) such Patents disclose patentable subject matter, and (D) Company and its agents and counsel have complied with their duty of candor and disclosure to all Registration Offices with respect to such Patents and have made no misrepresentations in connection with the prosecution or maintenance of such Patents. Without limiting the foregoing, the Company has not taken any actions that would result in a Patent included in the Company Registered Intellectual Property or in any item of Company Licensed Intellectual Property that is Registered Intellectual Property and is exclusively licensed to the Company being invalid, including any disclosure, publication or sale of the invention more than one (1) year prior to the date of the applicable Patent application.

(b) Ownership of and Right to Use Company Intellectual Property; No Encumbrances.

(i) The Company is the sole and exclusive owner of and has good, valid and marketable title to, free and clear of all Encumbrances, all Company Owned Intellectual Property. The Company does not own or claim any right, title or interest with any other Person in or under any Intellectual Property. The Company has the sole and exclusive right to bring a claim or suit against any other Person for past, present or future infringement of Company Owned Intellectual Property and of each item of Company Licensed Intellectual Property that is exclusively licensed to the Company. The Company has not transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property or any Company Technology, or with respect to any other Intellectual Property in which the Company had any rights during the five (5) years prior to the date of this Agreement to any Person. The Company has not permitted the rights of Company in any Company Intellectual Property or in any other Intellectual Property in which the Company had any rights during the five (5) years prior to the date of this Agreement to enter into the public domain. Without limiting any other representation or warranty in this Agreement, except as set forth in Section 3.9(b)(i) of the Disclosure Schedule, each of the inventors identified on each of the Patents included in the Company Registered Intellectual Property or in any Intellectual Property in which the Company had any rights during the five (5) years prior to the date of this Agreement was an employee of Company at the time of the conception of the inventions claimed in such Patents.

(ii) The Company has as of the date of this Agreement, and had at all times in the past valid, legally enforceable rights to use, license, practice and otherwise exploit all Company Licensed Intellectual Property and all other Intellectual Property used by the Company. The Company Intellectual Property constitutes all of the Intellectual Property used or currently proposed to be used or necessary in connection with the conduct of the Company Business, including to make, use, offer for sale, sell or import the Company Technology. All Company Licensed Intellectual Property (including any interest therein acquired through a license or other right to use) is free and clear of Encumbrances and the Company has not received any notice that any portion of the Company Licensed Intellectual Property, or of any other Intellectual Property in which the Company had any rights during the five (5) years prior to the date of this Agreement, is subject to any Encumbrance.

(iii) Neither the execution and delivery of this Agreement or any other document or instrument contemplated by this Agreement, nor the consummation of the transactions contemplated to be consummated by them under this Agreement and such other documents and instructions will (A) result in Buyer or any of its Affiliates granting to any Person any ownership interest in, or any license, covenant not to sue or right under or with respect to, any Intellectual Property or Technology or (B) result in Buyer or any of its Affiliates or any of their Intellectual Property or Technology being bound by, or subject to, any non-compete, licenses or other restriction on the operation or scope of their respective businesses. Immediately following the Closing, the Company will be permitted to exercise all of its rights under all Contracts to which Company is a party to the same extent it would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments that Company would otherwise have been required to pay had the Acquisition not occurred.

(c) Agreements Related to Company Intellectual Property.

(i) Disclosure of Outbound Licenses. Section 3.9(c)(i) of the Disclosure Schedule is a complete and accurate list of all Contracts pursuant to which the Company, or any existing Affiliate of the Company granted or is required to grant to any Person any right under or license to, any covenant not to assert or sue or other immunity from suit under or any other rights, to any current or future Intellectual Property, or where the Company, or any existing or future Affiliate of the Company has undertaken or assumed any obligation to assert any current or future Intellectual Property against any Person prior to asserting any Intellectual Property against any other Person or any obligation to exhaust remedies as to any Intellectual Property against one or more Persons prior to seeking remedies against any other Person. Section 3.9(c)(i) of the Disclosure Schedule indicates which Contracts listed therein contain any license grant by the Company to any Patent. No Patents owned by Company are subject to any “License on Transfer” (aka “LOT”), network, or commitment pursuant to which such Patents may not be enforced once the Patents are sold or assigned to any other Person.

(ii) Disclosure of Feedback Rights. Section 3.9(c)(ii) of the Disclosure Schedule is a complete and accurate list of all Contracts pursuant to which the Company, or any existing or future Affiliate of the Company either (A) assigned to (or is required to assign to) any Person any feedback, suggestions, ideas or input communicated by the Company to such Person or (B) granted to (or is required to grant to) any Person any right, license, release, waiver, or covenant not to sue with respect to any feedback, suggestions, ideas or input communicated by the Company to such Person.

(iii) Disclosure of Inbound Licenses. Section 3.9(c)(iii) of the Disclosure Schedule is a complete and accurate list of all Contracts pursuant to which any Person granted or is required to grant to Company, or any existing or future Affiliate of Company any right under or license to, any covenant not to assert or sue or other immunity from suit under or any other rights to any current or future Intellectual Property, or where Company is the beneficiary of a covenant or obligation not to assert any Intellectual Property against Company, or any existing or future Affiliate of Company prior to asserting such Intellectual Property against any other Person or a covenant or obligation to exhaust remedies as to particular Intellectual Property against any Person prior to seeking remedies against Company. Section 3.9(c)(iii) of the Disclosure Schedule indicates which Contracts listed therein contain any license grant to the Company to or under any Patents.

(iv) Disclosure of Other Intellectual Property Agreements. Section 3.9(c)(iv) of the Disclosure Schedule is a complete and accurate list, grouped by subsection, of all Contracts as follows: (A) regarding joint development of any Technology, and a complete and accurate description of (x) the Technology that was developed under such Contracts and (y) whether any such Technology or related Intellectual Property is used in the Company Products or otherwise in the Company Business; (B) by which the Company, or any existing or future Affiliate of the Company grants, granted or is required to grant any ownership right or title to any Intellectual Property, (C) by which the Company is assigned or granted an ownership interest in any Intellectual Property (other than written agreements with employees and independent contractors that assign or grant to the Company ownership of Intellectual Property developed in the course of providing services to the Company); (D) under which the Company grants or receives an option or right of first refusal or negotiation relating to any Intellectual Property, separated by those granted by and those received by the Company; (E) under which any Person is granted any right to access Company Source Code or to use Company Source Code (other than employees and independent contractors that have access to Company Source Code solely for purposes of performing services for or on behalf of the Company); (F) pursuant to which the Company has deposited or is required to deposit with an escrow agent or any other Person the Company Source Code or other Technology or the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of the Company Source Code; (G) limiting the Company’s ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of Intellectual Property, any Company Technology or any Company Products, including any covenant not to compete; and (H) the Company granting to any Person or being granted by any Person most favored nations status in terms of pricing, royalties, license fees or other contractual terms and conditions.

(v) Royalties. Except as specified in Section 3.9(c)(v) of the Disclosure Schedule, the Company has no obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of ownership, use, exploitation, practice, sale or disposition of any Intellectual Property (or any tangible embodiment thereof) or reproducing, making, using, selling, offering for sale, distributing or importing any Company Product. The Closing of the Acquisition will not result in any increase or other change to any such royalties, license fees or other amounts or consideration.

(vi) Indemnification. Except as specified in Section 3.9(c)(vi) of the Disclosure Schedule, the Company has not entered into any Contract to defend, indemnify or hold harmless any Person against any charge of infringement, violation or misappropriation of any Intellectual Property. No customer or other Person has requested that the Company defend or indemnify the customer or Person from a third party claim, suit or action related to an allegation that a Company Product infringes, violates or misappropriate a third party’s Intellectual Property.

(vii) No Breach. The Company is not, and to the Company’s Knowledge, no other Person is, in breach of any Contract described in this Section 3.9(c) and the Company has not notified any Person and no Person has notified the Company of any such breach.

(viii) No Affiliate Licenses. Except as set forth in Section 3.9(c)(viii) of the Disclosure Schedule, there are no Contracts to which the Company is a party pursuant to which the Company, or any existing Affiliate of the Company (including the Buyer or any of its Affiliates) granted or is required to grant to any Person any rights under the Intellectual Property of any Affiliate of the Company, including Buyer or any of its Affiliates (other than Intellectual Property owned or controlled by the Company as of the Closing Date). With respect to the Contracts required to be disclosed in Section 3.9(c)(viii) of the Disclosure Schedule, the Company has not (A) provided or communicated to the counterparty of any such Contract any feedback, suggestions, ideas or input directed to or otherwise relate to any standard essential wireless Technologies or multimedia (including audio and video) Technologies or (B) taken any other action that would result in Buyer or any of its Affiliates after the Closing granting any rights or licenses with respect to any standard essential wireless Technologies or multimedia (including audio and video) Technologies, including rights or licenses under any Patents covering any such Technologies.

(d) Public Software.

(i) Section 3.9(d) of the Disclosure Schedule is a complete and accurate list of the following:

(A) each Company Product (including all the Company Software, firmware and middleware) by name and version number that is Public Software or that is derived from in any manner (in whole or in part) or that links to, includes, forms any part of, relies on, is distributed with, incorporates or contains any Public Software;

(B) a description of each such Public Software and the Company Product;

(C) the Open License Terms applicable to each such Company Product and Public Software and the Open License Terms or a reference to where the Open License Terms may be found (e.g., a link to a site that has the applicable Open License Terms);

(D) whether such Public Software has been distributed by the Company or only used internally by the Company;

(E) whether the Company has modified any such Public Software; and

(F) a complete and accurate statement of how Public Software is linked to or with or used within the Company Products (e.g., dynamically, statically, etc.) and with what portion of the Company Product the Public Software is linked or used.

(ii) No Public Software was or is used in connection with the development of any Company Product. Except as set forth in Section 3.9(d)(ii) of the Disclosure Schedule, no Public Software has been distributed with, in whole or in part, any Company Product. The Company is in compliance with all Open License Terms applicable to any Public Software licensed to or used by the Company. None of Company Products and no other Company Technology uses, interacts with, or is a derivative of Public Software that includes Open License Terms that would or could (A) impose a requirement or condition that any Company Technology or parts thereof (except the Public Software itself), or any product, Software or service of any Company customer or licensee (I) be made available in source code form, (II) grant permission for creating modifications to or derivative works of the Company Technology, or (III) be redistributable at no charge or (B) any other limitation, restriction or condition on the right or ability of the Company to use, modify, reproduce and/or distribute any Company Technology. The Company has not received any notice alleging that Company or any Company customer or licensee is in violation or breach of any Open License Terms. None of the inventions claimed in any of the Patents included in the Company Owned Intellectual Property are practiced by any of the Software described in Section 3.9(d)(ii) of the Disclosure Schedule and none of the inventions claimed in any of the Patents included in the Company Owned Intellectual Property are practiced by or to the Company’s Knowledge infringed by any other Software that is Public Software. Section 3.9(d)(ii) of the Disclosure Schedule sets forth a complete and accurate list of all Software used, reproduce, modified or distributed by the Company that is a commercial version of Software that is also available as Public Software. The information disclosed by Company to Buyer regarding Public Software has been and is complete and accurate in all material respects.

(e) No Third Party Rights in Company Intellectual Property.

(i) No Joint Ownership. The Company does not jointly own, license or claim any right, title or interest with any other Person of any Intellectual Property. The Company has not assigned to any Person, including any Affiliate any Intellectual Property.

(ii) No Employee Ownership. No current or former officer, manager, director, stockholder, member, employee, founder, consultant or independent contractor of the Company has any right, title or interest in, to or under any Company Owned Intellectual Property, any other Intellectual Property in which the Company had any rights during the five (5) years prior to the date of this Agreement, or any other Intellectual Property or Technology used by the Company, where such right, title or interest has not been either (A) irrevocably assigned or transferred to the Company or (B) licensed (with the right to grant sublicenses) to the Company under an exclusive, irrevocable, worldwide, royalty free, fully paid and assignable license. The Company has timely paid all employee inventor compensation (i) as required by Applicable Laws with respect to employee inventor compensation and (ii) as individually agreed with the respective inventors. The contractual commitments and internal policies adopted by the Company with respect to employee inventor compensation have complied with Applicable Laws, and the Company has complied with such contractual commitments and internal policies. Company owns all Intellectual Property developed, created, invented or otherwise produced, in whole or in part, by each current or former officer, manager, director, stockholder, member, employee, founder, consultant or independent contractor of the Company.

(iii) No Challenges. No Person has challenged or, to the Company’s Knowledge, threatened to challenge and no Person has asserted or, to the Company’s Knowledge, threatened a claim or made a demand, nor is there any pending proceeding or, to the Company’s Knowledge, threatened, which would adversely affect (A) the Company’s right, title or interest in, to or under the Company Intellectual Property or Company Technology, or to or under any other Intellectual Property in which the Company had any rights during the five (5) years prior to the date of this Agreement, or (B) any Contract, license or other arrangement under which Company claims any right, title or interest under the Company Intellectual Property or Company Technology or restricts the use, manufacture, transfer, sale, delivery or licensing by the Company of any Company Intellectual Property, Company Technology or Company Products, or (C) the validity, enforceability or claim construction of any Patents. The Company has not received any notice regarding any such challenge, claim, demand or proceeding.

(iv) No Restrictions. The Company is not subject to any proceeding or outstanding decree, Order, judgment or stipulation restricting in any manner the use, transfer or licensing by the Company of the Company Intellectual Property, the use, manufacture, transfer, sale, importation or licensing of any Company Technology or Company Product, or which might affect the validity, use or enforceability of any Company Intellectual Property.

(v) No Infringement by Other Persons. No Company Owned Intellectual Property or Company Licensed Intellectual Property that is exclusively licensed to Company, is being or has been infringed, misappropriated or violated by any Person, provided that the foregoing is qualified to the Company’s Knowledge with respect to Patents. The Company has not notified any Person (including any demand letter, unsolicited offer to license or any cease and desist letter) or made any assertions to any Person that such Person is infringing, misappropriating or violating any Company Owned Intellectual Property or any Company Licensed Intellectual Property that is exclusively licensed to Company.

(f) No Infringement by the Company. The conduct of the Company Business, including the making, using, offering for sale, selling, distributing and/or importing of any Company Technology or other Company Product, has not’ at any time in the past, does not as of the date of this Agreement, and will not after the date of this Agreement violate, infringe, dilute, unlawfully use, or misappropriate the Intellectual Property of any Person, provided that the foregoing is qualified to the Company’s Knowledge with respect to Patents. No Person has sent Company a cease and desist letter related to Company’s use, or any Company customer’s or licensee’s use of any Person’s Intellectual Property. No Person has asserted or, to the Company’s Knowledge, threatened a claim, nor has the Company received any notification, that the Company Business, any Company Technology, or any Company Product violates, infringes, dilutes, unlawfully uses, or misappropriates any Person’s Intellectual Property. No Person has notified the Company that the Company requires a license to any Person’s Intellectual Property. The Company has not received any unsolicited written offer to license (or any other notice of) any Person’s Intellectual Property. The Company has not obtained any non-infringement, freedom to operate, clearances, or invalidity opinions from counsel (inside or outside counsel) regarding the Company Business, any Company Technology, or any Company Product. Company has identified to Buyer each such opinion prepared by or on behalf of Company. The Company has not conducted the Company Business using deceptive, misleading or unfair business or trade practices.

(g) Employee and Contractor Agreements. Each founder of the Company assigned to the Company all Intellectual Property owned by him/her as of the date of the formation of the Company. To the Company’s Knowledge, no current or former employee, consultant or independent contractor is in violation of any term of any agreement relating to the relationship of any such employee, consultant or independent contractor with the Company. Section 3.9(g) of the Disclosure Schedule sets forth a complete and accurate list of all consultants and independent contractors used by the Company in connection with the conception, reduction to practice, creation, derivation, development, or making of the Company Intellectual Property and Company Technology. Where necessary under Applicable Law, the Company has claimed the rights in employee inventions in accordance with Applicable Law, so that the inventors’ rights were assigned to the Company.

(h) [Reserved].

(i) No Release of Source Code. Except as specified in Section 3.9(i) of the Disclosure Schedule, the Company has not disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Company Source Code, except for disclosures to employees, independent contractors or consultants performing services for Company and then only under valid, binding, enforceable written agreements that prohibit further disclosure thereof and prohibit use thereof except for the sole purpose of performing of services for Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of the Company Source Code.

(j) No Viruses in Company Products. No Company Product or other Company Technology contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” harmful code, malware, or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data (“Viruses”). The Company has taken all reasonable steps necessary to prevent the introduction of Viruses into Company Technology.

(k) No Standards Bodies. Except as set forth on Section 3.9(k) of the Disclosure Schedule, the Company is not now and has never been, and no previous owner of any Company Owned Intellectual Property or Company Technology owned or purported to be owned by the Company was during the duration of their respective ownership, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate the Company or the previous owner to grant or offer to any other Person any license or other right to the Company Owned Intellectual Property or Company Technology, including any future Technology and Intellectual Property developed, conceived, made or reduced to practice by the Company or any Affiliate of the Company or purchaser of the any Company Owned Intellectual Property after the Closing Date.

(l) No Government Funding. Except as set forth on Section 3.9(l) of the Disclosure Schedule, no funding, facilities, resources or personnel of any Governmental Entity or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in connection with the development or creation, in whole or in part, of any Company Owned Intellectual Property or Company Technology owned by the Company (collectively, “Government Involvement”). With respect to any such Government Involvement identified in Section 3.9(l) of the Disclosure Schedule, the Company has complied with the provisions of all Applicable Law and the applicable Contract(s) with respect to such Government Involvement, including protecting Intellectual Property, and providing notices, information and documents to the applicable Governmental Entity in order to (A) not lose ownership or other rights in or to any Intellectual Property or Technology and (B) not grant broader rights or licenses to any Governmental Entity under any Intellectual Property or Technology than those rights and licenses required to be granted under Applicable Law or those rights and licenses granted under the applicable Contract related to such Government Involvement. With respect to any such Government Involvement identified in Section 3.9(l) of the Disclosure Schedule, Company has (i) timely made all required disclosures regarding any Patents or patentable inventions resulting from or conceived during the development of any portion of any Company Intellectual Property or Company Technology developed under a Contract with any Governmental Entity such that the Governmental Entity does not have the right to take or claim title to such Patents or patentable inventions and (ii) timely made all required disclosures (on the appropriate Governmental Entity schedule) of all technical data and technical information resulting from the development of any portion of any Company Intellectual Property or Company Technology developed under any Contract with any Governmental Entity in which the Governmental Entity has unlimited, limited, restricted, government purpose or specifically negotiated rights. Company has provided copies of all such disclosures described in (i) and (ii) above to Buyer. No employee, contractor or other service provider who was involved in, or who contributed to, the creation or development of any Company Technology or Company Owned Intellectual Property has performed services for a Governmental Entity, for a government-owned institution or branch, for a university, college or other educational institution or for a research center, in each case, during a period of time during which such employee, contractor or other service provider was also performing services for the Company.

(m) No Limits on Buyer’s Rights. The execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any Closing condition set forth herein will not contravene, conflict with or result in any termination of or new or additional limitations on Buyer’s right, title or interest in or to the Company Intellectual Property, nor will it cause: (i) the Company to grant to any other Person any right to or with respect to any Intellectual Property owned by, or licensed to the Company, (ii) the Company to be bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) the Company to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any Person in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

(n) Transferability of Intellectual Property. All Company Intellectual Property is fully transferable, alienable and licensable by the Company without restriction and without payment of any kind to any other Person.

3.10 Company Products.

(a) A complete and accurate list of all Company Products, together with a brief description of each, is set forth in Section 3.10(a) of the Disclosure Schedule.

(b) Except as set forth in Section 3.10(b) of the Disclosure Schedule:

(i) all Company Products sold, licensed, leased, delivered or otherwise made available by the Company to any Person on or prior to the Closing Date (including all installation services, programming services, integration services, repair services, maintenance services, support services, training services and upgrade services) conform and comply with the terms and requirements of all applicable contractual obligations, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), packaging, advertising and marketing materials, product or service specifications and documentation, and Applicable Law;

(ii) no customer or other Person has asserted or, to the Company’s Knowledge, threatened to assert any claim against the Company under or based upon any contractual obligation or warranty provided by or on behalf the Company, including with respect to any Company Products; and

(iii) the Company has not sold, transferred, abandoned or otherwise deprecated any material Company Product or Company Technology during the five (5) years prior to the date of this Agreement, provided that this does not require disclosure of sale of individual units or items of Company Product or Company Technology to customers.

(c) The Company has provided to Buyer a list identifying and describing all known bugs, errors and defects in the Company Products. The Company has disclosed in writing to Buyer all information relating to any problem or issue with respect to any of the Company Products that adversely affects, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purpose of such Company Products. Without limiting the generality of the foregoing, (i) there have been and are no defects, malfunctions or nonconformities in any Company Products which have not been timely remedied; (ii) there have been and are no claims asserted against the Company or any of the Company’s distributors or customers related to the Company Products which have not been timely remedied; and (iii) the Company has not recalled or been required to recall any Company Products.

3.11 Privacy; Security Measures.

(a) Privacy. The Company has complied in all material respects with all Applicable Law, contractual obligations, any binding industry standards and the Company’s privacy policies relating to any Processing of Personal Data. The Company has taken all appropriate, adequate, and industry standard measures to protect and maintain the confidentiality of Personal Data. The execution, delivery and performance of this Agreement and any other Transaction Document will comply with all Applicable Law relating to privacy, data protection, and information security and with the Company’s privacy policies. The Company has not received any complaints or been the subject of any governmental investigations (whether formal or informal) regarding the Company’s Processing of Personal Data. The Company has no outstanding high or critical remediation measures to how it manages, Processes, or secures Personal Data made by any customer or as a result of any third-party audit. To the Company’s Knowledge, no vendor or service provider that Processes Personal Data on behalf of the Company has in any material respect: (i) violated any contractual obligation with respect to the Processing of Personal Data or (ii) experienced any breach or unauthorized access to Personal Data that such vendor or service provider Processes on the Company’s behalf that would require notification of any individual or Governmental Entity under Applicable Law.

(b) Security Measures. The Company has implemented and maintained, consistent with industry standard practices and their contractual and other obligations to other Persons, all reasonable and appropriate security and other measures designed to protect all Personal Data, computers, networks, software and systems used in connection with the operation of the Company Business (the “Information Systems”) from Viruses and unauthorized access, use, modification, disclosure or other misuse of Personal Data. The Company has provided to Buyer all of the Company’s disaster recovery and security plans, and procedures relating to the Information Systems. To the Company’s Knowledge, (i) there have been no unauthorized intrusions or breaches of the security of the Information Systems that would require notification of any individual or Governmental Entity under Applicable Law, and (ii) there has been no unauthorized access, use, or disclosure of any

Personal Data in the possession or control of the Company or any of its contractors with regard to any Personal Data obtained from or on behalf of the Company that would require notification of any individual or Governmental Entity under Applicable Law.

3.12 Related Person Transactions. Except as set forth on Section 3.12 of the Disclosure Schedules, there are no Contracts between the Company, on the one hand, and any Related Person, on the other hand, other than compensation paid to Related Persons in their capacity as employees. There have been no transactions during the two-year period ending on the date hereof that would require disclosure if the Company were subject to disclosure under Item 404 of Regulation S-K under the Securities Act. To the Company’s Knowledge, no Related Person (i) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a material client, supplier, customer, lessor, lessee or competitor of the Company, or (ii) owns any property right, tangible or intangible, which is used by the Company in the conduct of its business.

3.13 Minute Books. The minute books of the Company contain a complete and accurate summary in all material respects of all meetings of directors and stockholders (or similar governing bodies) or actions by written consent since the time of incorporation through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects. The Company has provided Buyer the minute books of the Company for the past three (3) years.

3.14 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document referenced in the Disclosure Schedule.

3.15 Material Contracts.

(a) All of the Material Contracts of the Company are listed in Section 3.15(b) of the Disclosure Schedule, and a true, correct and complete copy of each such Material Contract has been delivered to Buyer. With respect to each Material Contract: (i) such Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the Company, and, to the Company’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the Enforceability Exceptions; (ii) such Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with its terms as in effect prior to the Closing, subject to the Enforceability Exceptions; and (iii) neither the Company, nor, to the Company’s Knowledge, any other party, is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by the Company, or, to the Company’s Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract.

(b) “Material Contract” means any Contract to which the Company is a party:

(i) that is a Contract entered into with any Significant Customer;

(ii) that is a Contract entered into with any Significant Supplier;

(iii) with expected receipts or expenditures in excess of $50,000;

(iv) that is required to be listed in Section 3.9 of the Disclosure Schedule;

(v) requiring the Company to indemnify any Person for any claims without an express cap or similar liability limitation applicable to such claims, excluding (A) exceptions to liability limitations for fraud, intentional or willful breach and similar customary exceptions, and (B) stand-alone confidentiality or other stand-alone non-disclosure agreements;

(vi) granting any exclusive rights to any party, including any right of first refusal, right of first offer or right of first negotiation;

(vii) evidencing Indebtedness of the Company, or which relates to Indebtedness and creates an Encumbrance on the Company’s assets;

(viii) involving any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in another Person, or providing for the sharing of profits relating to the Company Business;

(ix) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), other than Contracts under which the applicable acquisition or disposition has been consummated and there are no outstanding rights or ongoing obligations that are material to the Company Business;

(x) that is an employment or employment-related Contract with a (A) Key Employee or (B) any other employee of the Company that is not terminable at will or that provides an annual cash compensation of $100,000 or more;

(xi) that is a Contract with a consultant, independent contractor or any other service provider of the Company that requires more than one (1) month’s notice for termination or that provides an annual cash compensation of $100,000 or more;

(xii) that is a Contract with an employee, consultant, independent contractor or any other service provider of the Company that contains any deferred compensation, retention bonus, change of control, severance, gratuity or other similar arrangement for the benefit of the employee, consultant, independent contractor or service provider;

(xiii) that is a collective bargaining agreement or other Contract with a labor union, labor organization, or other employee collective representation group that covers any employees of the Company;

(xiv) containing a residuals clause for the benefit of the other party to the Contract;

(xv) that is a Lease;

(xvi) except as set forth in Section 3.15(b)(xvi) of the Disclosure Schedule, that is with a Governmental Entity or university;

(xvii) that materially limits or purports to materially limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xviii) that grants any (1) exclusive license, supply, distribution or other rights, (2) rights of first refusal, or rights of first negotiation, (3) “most favored nation” rights, (4) exclusive rights to purchase, license or receive any Company Technology, or similar rights to or from any Person;

(xix) that provides for an outstanding commitment for capital expenditures in excess of $50,000 that would be binding on the Company or Buyer after the Closing;

(xx) in connection with which, to the Company’s Knowledge, there exist circumstances out of the ordinary course that are likely to result in the future cumulative financial obligations of the Company (including liability, reimbursement obligations, and obligations to issue credits or pay any funds) in excess of One Million Dollars ($1,000,000.00), including through warranties, support obligations, second sourcing rights granted to another Person, indemnification, epidemic failure remedies, and other similar rights or obligations; or

(xxi) that provides for an amount of damages, fees, expenses, or costs for which the Company would become liable upon a breach of such Contract by the Company, where such amount is expressly identified within or determinable from the text of such Contract, which would result in a Company Material Adverse Effect.

3.16 Government Contracts.

(a) Section 3.16(a) of the Disclosure Schedules sets forth a complete and accurate record of:

(i) all of the Company’s Government Contracts the period of performance of which have not yet expired or been terminated and for which final payment has not been received as of the date of this Agreement or has not been closed out, and, with respect to each, identifies: (A) the contract number and type (e.g., firm-fixed-price, cost-plus-fixed-fee); (B) the name and address of the contracting agency, instrumentality or department of the U.S. Government and, for subcontracts, the prime contractor or higher-tier subcontractor, as applicable; (C) the total dollar value, as amended; (D) the approximate remaining unpaid balance; (E) the contract award date; and (F) the level of coverage under the Cost Accounting Standards; provided that, for subcontracts having a total dollar value of less than $2 million, such subcontracts may instead be listed in a table identifying the subcontract number, the prime contract number, prime contractor (and any higher tier subcontractors, if applicable), total dollar value, as amended, and the approximate remaining unpaid balance;

(ii) all of the Company’s Government Bids outstanding as of the date of this Agreement, and, with respect to each, identifies: (A) the project name; (B) the contracting agency, instrumentality or department of the U.S. Government and, for subcontracts, the prime contractor or higher-tier subcontractor, as applicable; and (C) the date of the proposal; and

(iii) all of the Company’s Government Contracts which are currently or are likely to experience cost, schedule, technical or quality problems resulting from actions or inactions by the Company that could result in claims against the Company (or their respective successors in interest) by the U.S. Government, a prime contractor or a higher-tier subcontractor.

(b) The Company has provided or made available to Buyer true and complete copies of all Government Contracts and Government Bids listed in Section 3.16(a) of the Disclosure Schedule.

(c) All of the Company’s Government Contracts listed (or required to be listed) in Section 3.16(a)(i) of the Disclosure Schedule (i) were to the Company’s Knowledge legally awarded, and are binding on the other parties thereto (subject to the Enforceability Exceptions); (ii) are binding on the Company and are in full force and effect (subject to the Enforceability Exceptions); and (iii) are not currently the subject of bid or award protest proceedings.

(d) The Company has complied in all material respects with all statutory and regulatory requirements as applicable to each of the Company’s Government Contracts and each of the Company’s Government Bids.

(e) The Company has complied in all materials respects with: (i) all material terms and conditions, including all clauses, provisions, specifications, and quality assurance, Cost Accounting Standards, warranties, testing and inspection requirements of the Company’s Government Contracts, whether incorporated expressly, by reference or by operation of Applicable Law, and (ii) Applicable Laws pertaining to the Company’s Government Contracts, including any FAR or FAR supplement clauses or provisions applicable to or incorporated by reference in such Government Contracts.

(f) All facts (but excluding, for the avoidance of doubt, any forward-looking statements) set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Company in connection with each of the Government Contracts and each of the Government Bids were true and accurate as of the date of submission in all material respects.

(g) The Company has complied in all material respects with all applicable representations, certifications and disclosure requirements under each of the Government Contracts and each of the Government Bids.

(h) The Company has not made any voluntary or mandatory disclosure to, or entered into any consent or administrative agreement (including a Corporate Integrity Agreement) with, a Governmental Entity related to any Government Contracts or Government Bids. No facts or circumstances exist with respect to Government Contracts or Government Bids that would reasonably require a mandatory disclosure pursuant to 48 C.F.R. § 52.203-13.

(i) All of the written past performance evaluations submitted to the Contractor Performance Assessment Reporting System which have been provided to the Company during the six (6) years immediately preceding the date of this Agreement have been made available to Buyer.

(j) In the last six (6) years, neither the U.S. Government nor any prime contractor or higher-tier subcontractor under a Government Contract, nor any other Person, has notified the Company in writing of any actual or alleged violation or breach by the Company of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification of any Government Contract.

(k) To the Knowledge of the Company, no facts exist which could give rise to a claim for price adjustment under the Truth in Negotiations Act or to any other request for a reduction in the price of any of the Company’s Government Contracts.

(l) In the last six (6) years, the Company has not received any show cause, cure, deficiency, termination (whether for default or convenience), stop work, or other similar notice relating to any of the Company’s Government Contracts. The Company is not aware of an event that, with or without due notice or lapse of time or both, would reasonably be likely to result in any such breach or violation.

(m) There are no outstanding claims or disputes relating to the Company’s Government Contracts that have been asserted by the Company or by the U.S. Government, any prime contractor, any higher-tier subcontractor or any third party against the Company and, to the Knowledge of the Company, no facts or allegations exist that could give rise to such a claim or dispute in the future.

(n) The Company, and the Company’s Principals (as defined in 48 C.F.R. § 2.101), officers, managers, and directors have not (i) been and are not now suspended, debarred or proposed for suspension or debarment from the award of any Government Contracts as a prime contractor or subcontractor; (ii) subject to any indictment, lawsuit, subpoena, or civil investigative demand concerning any material violation of any requirement pertaining to a Government Contract or Government Bid; (iii) convicted of or had a civil judgment rendered against them for: (A) commission of fraud or a criminal offense in connection with obtaining, attempting to obtain or performing a public (federal, state or local) contract or subcontract; (B) violation of federal or state antitrust statutes relating to the submission of offers; or (C) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, violating federal criminal tax laws or receiving stolen property.

(o) The Company has not received any written notice that it will be subject to, and have not undergone and are not undergoing, any audit, review, inspection, investigation, survey or examination of records relating to the Company’s Government Contracts other than in the ordinary course of business.

(p) The Company has not been and is not now under any administrative, civil or criminal investigation or indictment involving alleged false statements, false claims or other improprieties relating to the Company’s Government Contracts or Government Bids. The Company has not been and is not now a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to the Company’s Government Contracts or Government Bids.

(q) The Company’s cost accounting systems comply in all material respects with all applicable government procurement statutes and regulations and with the requirements of all of the Company’s Government Contracts. All certified cost or pricing data submitted by or on behalf of the Company in connection with a Government Contract or Government Bid was current, complete, and accurate as of the certification date. All invoices and claims for payment submitted by or on behalf of the Company in connection with a Government Contract were current, complete, and accurate as of their applicable submission dates.

(r) Neither the U.S. Government nor any prime contractor or higher-tier subcontractor under a Government Contract has questioned or disallowed any costs claimed by the Company under any such Government Contract. Neither the U.S. Government nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or attempted to withhold or set off, monies due to the Company under any Government Contract.

(s) Section 3.16(s) of the Disclosure Schedules lists all U.S. Government property or equipment in excess of $5,000 which has been provided to the Company pursuant to a Government Contract or which was acquired by the Company under a cost-reimbursement Government Contract and which, as of the date of this Agreement, is in the Company’s possession.

(t) Section 3.16(t) of the Disclosure Schedules identifies: (i) each Government Contract in which the Company represented, individually or as a member of a joint venture, that it was a small business concern or qualified for any other preferential status or other “set aside” status (collectively, a “Preferred Bidder Status”); and (ii) for each such Government Contract, the applicable Preferred Bidder Status. At the time of award, the Company complied with all conditions of eligibility for award.

(u) The Company possesses all facility security clearances and the Company’s employees possess all personnel-specific approvals required to perform the Company’s Government Contracts. The Company has complied in all material respects with all applicable requirements under each Government Contract relating to the safeguarding of and access to classified information, and to the Knowledge of the Company, no facts currently exist which are reasonably likely to give rise to the revocation of any security clearance of the Company or any employee of the Company. The Company has complied in all material respects with the applicable provisions of 48 C.F.R. § 252.204-7008, 48 C.F.R. § 252.204-7012, 48 C.F.R.§ 52.204-21, or other applicable regulations or provisions governing the safeguarding of confidential unclassified information, and to the Knowledge of the Company, no facts or circumstances exist that would give rise to a violation of any such provisions.

(v) Except as set forth in Section 3.16(v) of the Disclosure Schedule, there are no Government Contracts or Government Bids (or mitigation plans under such Government Contracts or Government Bids) that include one or more terms or provisions that restrict the Company’s ability to bid on or perform work on future Contracts or programs or for specific periods of time based upon “organizational conflicts of interest,” as defined in FAR Subpart 9.5 or other Applicable Law or Contract term. To the Company’s Knowledge, no organizational conflicts of interest (“OCI”) will arise as a consequence of the consummation of the transactions contemplated hereby. In the past six (6) years, the Company has complied in all material respects with all of their OCI mitigation plans and have not received any notice of any failure to comply with such plans or the existence of any prohibited OCI in connection with any Government Contract or Government Bid. The Company has furnished to Buyer complete copies of all such OCI mitigation plans.

(w) The Company has not made any assignments of its Government Contracts or of any interests in such Government Contracts. The Company has not entered into any financing arrangements with respect to the performance of any Government Contract.

(x) The Company has taken all steps under any Government Contract and Applicable Law to assert, protect and support their rights in technical data, computer software, computer software documentation, inventions, and other Intellectual Property so that no more than the minimum rights or licenses required under Applicable Law and Government Contract terms will have been provided to the receiving party and/or the Governmental Entity. Without limiting the foregoing, the Company has timely disclosed and elected title to all subject inventions, timely listed all technical data and computer software to be furnished with less than unlimited rights in any required assertions table, and included the proper and required restrictive legends on all copies of any technical data, computer software, computer software documentation, and other Intellectual Property Rights delivered under any Government Contract. All such markings and rights were properly asserted and justified under the Government Contracts, and no Governmental Entity, prime contractor, or higher-tier subcontractor has challenged or, to the Company’s Knowledge, has any basis for challenging, the markings and rights asserted by the Company.

3.17 Real Estate. Each lease, sublease, license or other occupancy agreement for real property (each a “Lease” and collectively, “Leases”) to which the Company is a party is in full force and effect and are valid, binding and enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. No Lease has been cancelled, mutually terminated or challenged in writing wholly or in part, and to the Company’s Knowledge, such cancellation, termination or challenge has not been directly and overtly threatened neither for now nor the future and no side agreements have been made with respect to the properties subject to any Lease. The Company has not transferred or assigned any Lease or sublet or sub-sublet any portion of the property covered by any Leases. A true and correct copy of each Lease and any guaranties with respect thereto have been provided to Buyer. The Company has paid all rents, operating expenses and other additional charges in full to the extent such rents, operating expenses and charges are due and payable under each Lease. The Company is not required, upon the expiration or earlier termination of any of the Leases, to remove improvements, alterations or additions installed in the premises which are the subject of the Leases, other than its trade fixtures, personal property (including furniture), security system and wiring and cabling. The Company’s possession and quiet enjoyment of the premises which are the subject of the Leases has not been disturbed. None of the Company, nor, to the Company’s Knowledge, the applicable landlord or sublandlord is in default under any Lease. The Company has not been granted any rent-free periods, construction subsidies, or other incentives which lead to a payment obligation under any Lease for the future. Section 3.17 of the Disclosure Schedule sets forth a complete and accurate list of all Leases and any guaranties with respect thereto, setting forth for each such Lease, the name of the landlord or sublandlord, the amount of the security deposit paid by the Company for such Lease, and the remaining amount of such security deposit as of the date of this Agreement. Any brokerage commissions relating to the Leases owed by the Company have been paid in full. The Company does not own, and has never owned, any real property.

3.18 Title to Property; Sufficiency.

(a) The Company has good and marketable title to all of its properties, interests in property and assets, real and personal, reflected in the Business Balance Sheet or acquired after the Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business), or with respect to leased and subleased properties and assets, valid leasehold or subleasehold interests (as the case may be) therein, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) The plants, property and equipment of the Company are in all material respects in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of the Company are reflected in the Business Balance Sheet to the extent required by GAAP.

(c) Upon the Closing, the assets of the Company, will constitute all of the assets necessary for Buyer and its Affiliates to conduct the Company Business in all material respects as conducted by the Company immediately prior to the Closing.

3.19 Environmental Matters. The Company is and has been in compliance with all Environmental Laws relating to the properties or facilities owned, used, leased or occupied by the Company at any time (collectively, “Company’s Facilities;” such properties or facilities currently owned, used, leased or occupied by the Company are defined herein as “Company’s Current Facilities”) and with all Permits required by or issued under Environmental Laws, and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of the Company’s Facilities that may or will give rise to liability of the Company under Environmental Laws. To the Company’s Knowledge, there are no Hazardous Materials (including asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of the Company’s Current Facilities. To the Company’s Knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Company’s Current Facilities. No employee of the Company, or any other Person has claimed that the Company is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No Action or investigation is pending against the Company, or, to the Company’s Knowledge, threatened against the Company, with respect to Hazardous Materials or Environmental Laws; and the Company has no Knowledge of any facts or circumstances that could form the basis for assertion of a claim against the Company, or that could form the basis for liability of the Company, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws. Except as may be contained in the Leases, the Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person relating to any Environmental Laws. The Company has furnished to Buyer all material environmental audits, reports, and other environmental documents relating to the Company’s Facilities that are in its possession.

3.20 Taxes.

(a) The Company has prepared and duly and timely filed all Tax returns, estimates, information statements and reports required to be filed with any Taxing Authority (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are true, complete and correct in all respect and have been prepared in accordance with Applicable Law. All Taxes due and owing (whether or not shown on any Return) have been fully and timely paid.

(b) As of the date hereof, the Company has, and as of the Closing Date, will have, (i) timely withheld from their respective employees, independent contractors, customers, stockholders, and other Persons from whom it is required to withhold Taxes in compliance with all Applicable Law, and (ii) duly and timely paid all amounts so withheld to the appropriate Governmental Entity or Taxing Authority. The Company has complied with all information reporting and backup withholding requirements, in respect of payments made by the Company, including maintenance of required records with respect thereto.

(c) During the period of all unexpired applicable statutes of limitations, the Company has not been delinquent in the payment of any Tax. There is no Tax deficiency outstanding or assessed or proposed against the Company, nor has the Company executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) The Company does not have any Liabilities for unpaid Taxes that have not been accrued for or reserved on the Closing Balance Sheet, and to the Knowledge of the Company there is no basis for the assertion of any such Liability attributable to the Company.

(e) The Company is not a party to any Tax-sharing agreement or similar arrangement with any other party, and the Company has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax.

(f) No Return of the Company has been audited by a Governmental Entity or Taxing Authority, nor is any such audit in process or pending, and the Company has not been notified of any request for such an audit or other examination.

(g) The Company has never been a member of an affiliated group of corporations filing a consolidated federal income tax return. The Company does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local, non-U.S. or other Law), as a transferee or successor, by contract, or pursuant to any Law.

(h) The Company has disclosed to Buyer (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that any Company Entity has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any Tax programs or policies affecting the Company. Each Company Entity is in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order.

(i) The Company has made available to Buyer copies of all Returns filed by the Company since December 31, 2015.

(j) No Company Entity has ever been (i) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code or an entity that has ever made the election provided under Section 897(i) of the Code; (ii) a “passive foreign investment company within the meaning of Section 1297 of the Code; or (iii) a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(k) No Company Entity has ever constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(l) The Company has not agreed to make, and the Company is not required to make, any adjustment under Section 481 of the Code or corresponding provision of state, or local law by reason of any change in accounting method.

(m) The Company has complied with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Code and the regulations thereunder.

(n) Except as set forth on Section 3.20(n) of the Disclosure Schedule, the Company has never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(o) There are (and immediately following the Closing there will be) no liens or Encumbrances on the assets of the Company relating to or attributable to Taxes, other than Permitted Encumbrances.

(p) The Company has never requested or received any private letter ruling from the IRS or comparable rulings from any other government or taxing agency.

(q) No power of attorney with respect to Taxes has been granted with respect to the Company, which power of attorney is currently in effect.

(r) The Company’s Returns have never been subject to a Code Section 482 adjustment or corresponding provision of state, local or foreign law. The Company is in compliance with all transfer pricing requirements in all jurisdictions in which such Company Entity does business.

(s) No claim has been made by a Taxing Authority (domestic or foreign) in a jurisdiction where the Company does not file Returns to the effect that the Company may be subject to Tax by that jurisdiction. The Company has never had a permanent establishment outside the United States.

(t) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount or deferred revenue received on or prior to the Closing Date; or (F) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) or Section 965 of the Code.

(u) The Company has (i) not deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or any similar state, or local law, (ii) not deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with IRS Notice 2020-65 or any U.S. presidential memorandum or executive order, and (iii) properly complied with and duly accounted for any credits received under Sections 7001 through 7005 of the Families First Coronavirus Act (Public Law 116-127) and Section 2301 of the CARES Act.

(v) The Company (i) is not a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or (ii) has never participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(w) There is no payment, agreement, plan, arrangement or other Contract covering any employee or other service provider of the Company (or any other entity treated as a member of the Company’s affiliated group for purposes of Section 280G(d)(5) of the Code), including any of the transactions and arrangements contemplated by or following this Agreement, that, considered individually or in the aggregate (either alone or in combination with any other event, including termination of service) with any other such payments, agreements, plans, arrangements or other Contracts, will, or could be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or similar provisions of Applicable Law. There is no agreement, plan, arrangement or other Contract by which the Company is bound to compensate any Person for excise taxes paid pursuant to Section 4999 of the Code. Section 3.20(w) of the Disclosure Schedule lists all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(x) No stock options, stock appreciation rights or other equity-based awards issued or granted by the Company are treated as non-exempt nonqualified deferred compensation arrangements under Section 409A of the Code. All options to purchase shares of the Former Corporation Capital Stock were granted using an exercise price of not less than the fair market value of the underlying shares in accordance with applicable guidance under Section 409A of the Code. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. Section 3.20(x) of the Disclosure Schedule lists each 409A Plan under which the Company makes, is obligated to make or promises to make, payments. No compensation shall be includable in the gross income of any current or former employee, director, or consultant of the Company as a result of the operation of Section 409A of the Code and no payment to be made under any 409A Plan is or will be subject to the penalties of Section 409A(a)(1) of the Code. All holders of options to purchase Former Corporation Capital Stock are Persons and are employees or independent contractors of the Company, and “incentive stock options” as defined in Section 422 of the Code have only been granted to employees of the Company. Each grant of an option to purchase Former Corporation Capital Stock was duly authorized no later than the date on which the grant of such option was by its terms to be effective by all necessary corporate action. No option to purchase Former Corporation Capital Stock has been retroactively granted, nor has the exercise price of any option to purchase Former Corporation Capital Stock been determined retroactively.

(y) At all times since its formation through the date of the Contribution, the Company was a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any corresponding provisions of applicable state, local or foreign law). At all times from the Contribution until the Conversion, the Company has been a Qualified Subchapter S Subsidiary of the Seller within the meaning of Section 1361(b)(3)(B) of the Code (and any corresponding or similar provision of state, local or foreign law). Since the date of the Conversion, the Company has been treated as a disregarded entity for U.S. federal, state and local Tax purposes. The Company is not liable for a Tax on built in gains under Section 1374 of the Code or corresponding provisions of state law.

3.21 Employee Benefit Plans.

(a) Section 3.21(a) of the Disclosure Schedule contains an accurate and complete list, with respect to the Company and any other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder (collectively an “ERISA Affiliate”) of each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related options or awards, pension, retirement benefits, provident fund benefits, profit-sharing, savings, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or similar provisions of Applicable Law, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former employee, director, advisor, contractor or consultant, or for which the Company has any liability (actual or contingent) (collectively, the “Company Employee Plans”). The Company has not made any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by law or to conform any such Company Employee Plan to the requirements of any Applicable Law, in each case as previously disclosed to Buyer in writing, or as expressly required by this Agreement).

(b) Documents. The Company has provided to Buyer (i) correct and complete copies of all documents embodying each Company Employee Plan including all amendments thereto and all related trust documents (or a summary of any oral Company Employee Plan), (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of the Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, with respect to each Company Employee Plan, (v) all material written agreements and Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance Contracts, (vi) each affirmative action plan, if applicable, (vii) all communications material to any employee or employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (ix) all model Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) forms and related notices, (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (xi) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, (xii) all registration statements, annual reports and prospectuses prepared in connection with each Company Employee Plan, to the extent applicable, (xiii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan, and (xiv) all rulings or notices issued by a governmental agency with respect to each Company Employee Plan.

(c) Company Employee Plan Compliance. The Company has performed all obligations required to be performed by them under, are not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with Applicable Law, including ERISA and the Code. Each Company

Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS, and nothing has occurred since the date of the most recent determination that could reasonably be expected to cause any such Company Employee Plan or trust to fail to qualify under Section 401(a) or 501(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Buyer, the Company, or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any fine, assessment, penalty or other Tax or liability with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or otherwise by operation of law or contract. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. No event has occurred that could give rise to loss of the tax-qualified or tax-exempt status of any Company Employee Plan.

(d) No Pension Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Company Employee Plan or other plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code or similar provisions of Applicable Law.

(e) No Self-Insured Company Employee Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured “group health plan” (within the meaning of Section 5000(b)(1) of the Code) that provides benefits to employees (other than a medical flexible spending account, health reimbursement arrangement or other similar program, including any such plan pursuant to which a stop-loss policy or contract applies).

(f) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any “multiple employer plan” or any “multiple employer welfare arrangement” or to any plan described in Section 413 of the Code or Sections 3(40) or 210 of ERISA.

(g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company has represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.

(h) COBRA; FMLA; CFRA; HIPAA. The Company and each ERISA Affiliate has, prior to the date hereof, complied with the Patient Protection and Affordable Care Act, as amended, the Health Care and Education Reconciliation Act of 2010, as amended, COBRA, the Family Medical Leave Act of 1993, as amended (“FMLA”), the California Family Rights Act of 1993, as amended (“CFRA”), HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, the Patient Protection and Affordable Care Act (as amended), the Health Care and Education Reconciliation Act of 2010 (as amended) (the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, collectively, the “ACA”), and any similar provisions of foreign or state law applicable to its employees or compliance with those provisions has been delegated to a third-party administrator, and the Company does not have any Knowledge of any non-compliance by such administrator. Neither the Company nor any ERISA Affiliate has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA, ACA or any state or statutory local law governing health care coverage or extension.

(i) Effect of Acquisition. Except as otherwise specifically provided for in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, gratuity, golden parachute, bonus or otherwise), becoming due to any employee, (ii) result in any forgiveness of indebtedness, (iii) increase any benefits otherwise payable by the Company or any ERISA Affiliate, (iv) obligate the Company or any ERISA Affiliate to fund any trust, or (v) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(j) No Interference or Conflict. To the Knowledge of the Company, no Shareholder or director, officer, employee or consultant of the Company is obligated under any Contract, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the Company Business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company Business nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company Business will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such officers, directors, employees, or consultants is now bound.

3.22 Employee Matters.

(a) Section 3.22(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of all directors, officers, and employees (including part-time employees and interns) of the Company (redacted where required by Applicable Law), describing for each such individual: (i) date of hire; (ii) business location; (iii) job title; (iv) full time or part time status; (v) target bonus, commission or other variable compensation for the current fiscal year and any accrued but unpaid bonus, commission or other variable compensation for the current and the most recently completed fiscal year; (vi) whether the position is classified as exempt or non-exempt for wage and hour law purposes and workmen or non-workmen for Indian-based employees; (vii) accrued but unused vacation, sick leave, or other paid time off; (viii) any other cash compensation and benefits arrangements; and (ix) immigration status. Section 3.22(a) of the Disclosure Schedule also includes salary ranges by title of the Company’s employees.

(b) The Company has provided or made available to Buyer (i) the employment agreements and any other agreements providing for terms and conditions of employment or engagement with all directors, officers and employees of the Company; (ii) any and all agreements related to any such directors, officers, and employees’ outside employment or engagement with any third party; and (iii) all of its written employment policies and current employee handbook as well as a summary of all its unwritten employment customs and practices.

(c) The Company has provided to Buyer, as of the date of this Agreement, a true, correct and complete list of all of its consultants, advisory board members, independent contractors, and other service providers (including leased and temporary employees) of the Company, and for each, the name, the nature of the services provided, the start date of the engagement, the length of the engagement, where services are performed, whether the engagement has been terminated by written notice by either party, and the compensation arrangement. The Company has provided copies of all agreements for each of these individuals.

(d) The employment of the employees of the U.S. based employees of the Company is terminable at will, without payment of severance or other compensation or consideration, and without advance notice, and the employment of the non-U.S. based employees is terminable only with statutory notice, severance or end-of-service gratuity benefits. None of the employees, consultants, independent contractors or other service providers of the Company have terminated their employment or engagement nor have threatened or indicated in writing to terminate such employment or engagement, nor has the Company given notice of termination to any of these individuals. To the Company’s Knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee following the Closing. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereunder will or may (either alone or in conjunction with any other event) provide any employees, consultants, independent contractors or other service providers of the Company with a right to terminate their employment or engagement with the Company. Section 3.22(d) of the Disclosure Schedule lists all Liabilities of the Company to any employee, consultant, independent contractor or other service provider that result from the termination by the Company of such individual’s employment or provision of services, a change of control of the Company, or a combination thereof.

(e) The Company is, and for the past four (4) years has been, in compliance in all material respects with all Applicable Laws and regulations respecting employment, employment practices and terms and conditions of employment, including applicant and employee background checks, immigration laws, anti-discrimination, harassment and retaliation laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, classification of employees as exempt and non-exempt, wage and hour laws, employee leasing and joint employer laws, profit-sharing, benefits in kind, remuneration for inventions, overtime work, occupational safety and health laws (including law, rules, regulations and orders related to the COVID-19 pandemic), and termination of employment. There are, and for the past four (4) years there have been, no proceedings pending or, to the Company’s Knowledge, reasonably expected or threatened, between the Company, on the one hand, and any or all of its current or former employees, on the other hand, including any claims for actual or alleged harassment, discrimination or retaliation based on race, national origin, age, sex, sexual orientation, religion, disability or other protected characteristics, or tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. Except as set forth in Section 3.22(e) of the Disclosure Schedule, there are no claims pending, or, to the Company’s Knowledge, reasonably expected or threatened, against the Company under any workers’ compensation or long-term disability plan or policy. The Company (i) has provided all employees, independent contractors, consultants and other service providers with all wages, salaries, benefits, relocation benefits, stock options, bonuses and commissions, and all other compensation that is due to be paid to or on behalf of such employees, independent contractors, consultants and other service providers, (ii) has withheld and reported all amounts required by Applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments or compensation to employees, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment insurance benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, any misclassification of any employee in terms of his or her exempt or non-exempt status under applicable wage and hour laws, or with respect to any employee leased from another employer.

(f) No work stoppage or labor strike against the Company is pending, or, to the Company’s Knowledge, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union, labor organization or other employee collective group to organize any employees. There are, and for the past four (4) years have been, no Actions, suits, claims, labor disputes or grievances pending or, to the Company’s Knowledge, threatened, or reasonably anticipated relating to any labor matters involving any employee, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any applicable state or local statutory legislation. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees, nor is there a duty to on the part of the Company to bargain with any labor union, labor organization or other employee collective groups, and no collective bargaining agreement is being negotiated by the Company.

(g) There has been no mass layoff, plant closing or similar employment loss at the Company, at any time, under the federal Worker Adjustment and Retraining Notification Act or any similar state, local or foreign law (collectively, the “WARN Act”). The Company has not incurred and prior to Closing will not incur any liability or obligation under the WARN Act, nor will it incur any liability or obligation under the WARN Act as a result of the transactions contemplated by this Agreement or that may be based, in whole or in part, on any employment terminations that occur prior to the Closing.

(h) There are no outstanding inspection orders or any pending or, to the Knowledge of the Company, threatened charges under the Occupational Safety and Health Administration (“OSHA”) or any other applicable occupational health and safety legislation with respect to the Company. The Company has complied in all material respects with any Orders issued to it under OSHA or any other applicable occupational health and safety legislation and there are no appeals of any Orders that are currently outstanding.

3.23 Insurance. Section 3.23 of the Disclosure Schedule sets forth a list of all casualty, general liability and other insurance policies maintained by the Company (the policies required to be set forth thereon, the “Insurance Policies”), which Insurance Policies are of the type and in the amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company. Each of the Insurance Policies is in full force and effect. The Company has paid when due all premiums due and payable under all such Insurance Policies. The Company has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurance carrier has provided written notice to the Company that it has cancelled or generally disclaimed coverage or liability under any Insurance Policy or indicated any intent to do so or not to renew any such policy. There are no pending claims against the Insurance Policies by the Company as to which the insurers have denied liability or where available insurance coverage will be exceeded. The Company has not received written notice of a default under, or a termination or cancellation of, or an increase in premium with respect to, any of the Insurance Policies. The Company has made available to Buyer complete and accurate copies of each Insurance Policy. The Insurance Policies include fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles), to allow it to replace any of its properties that might be damaged or destroyed. All premiums due or payable under the Insurance Policies have been paid, and there is no retrospective, audited, or similar premium due in excess of already paid amounts.

3.24 Compliance with Laws. The Company has complied in all material respects with, and each is currently in compliance in all material respects with, and has not received any notices of violation with respect to, any Applicable Law with respect to the conduct, ownership or operation of the Company Business.

3.25 International Trade Matters.

(a) Section 3.25(a) of the Disclosure Schedule sets forth a complete and accurate list of (i) the export control classification numbers (ECCNs) for each Company Product exported by the Company, and (ii) any export licenses or license exceptions applicable to each Company Product.

(b) The Company is, and at all times has been, in compliance with and have not been and are not in material violation of any International Trade Law. The Company has procured appropriate export licenses and approvals prior to releasing, sharing, or otherwise exporting any Company Product or any technology or technical data to any foreign nationals, wherever located.

(c) Without limiting the foregoing, the Company has not provided, sold to, or otherwise transferred, without any required approval from the U.S. Government, any products, software, hardware, Technology, or services, directly or indirectly, to (i) Cuba, Iran, North Korea, Syria, the Crimea region of the Ukraine, or any other country or territory against which the United States maintains an economic embargo; (ii) any instrumentality, agent, entity, or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any Governmental Entity of such countries; (iii) nationals of such countries; or (iv) any organization, entity, or individual appearing on a U.S. Government list of parties with whom companies are prohibited from transacting business including the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the Denied Persons List, Entity List, and Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Department of Commerce, and the List of Debarred Parties maintained by the Directorate of Defense Trade Controls of the U.S. Department of State (the “Prohibited Party Lists”).

(d) None of the Company nor any of its stockholders, directors, officers, or employees (i) appear on a Prohibited Party List or is owned or controlled by an individual or entity that is on the Prohibited Party List; (ii) is the subject to any applicable sanctions administered or enforced by OFAC or any other relevant sanctions authority; or (iii) is located, organized, or resident in a country or territory that is subject to an economic embargo by the U.S. Government (including Cuba, Iran, North Korea, Syria, and the Crimea region of the Ukraine).

(e) The Company has not participated, directly or indirectly, in any boycotts or other similar practices in violation of, or triggering penalties under, the regulations of the United States Department of Commerce or Section 999 of the Internal Revenue Code.

(f) The Company does not have any basis to expect, nor has the Company or any other Person for whose conduct the Company is or may be held to be responsible received, any actual or to the Company’s Knowledge threatened Order, notice, or other communication from any Governmental Entity of any actual or potential violation or failure to comply with any International Trade Law. The Company has not made, and does not intend to make, any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or liability of the Company arising under or relating to any International Trade Law. To the Knowledge of the Company, there are no allegations, complaints, charges, investigations or administrative enforcement actions, pending, expected, threatened, or closed by any Governmental Entity with respect to any potential violation or liability of the Company under or relating to any International Trade Law.

3.26 Anti-Corruption Compliance.

(a) None of the Company, nor any stockholder, member, manager, director, officer, employee, agent or Representative of the Company (acting on behalf of the Company):

(i) has been convicted of, or, to the Knowledge of the Company, accused, charged or investigated by any Governmental Entity with any violation of, any Anti-Corruption/AML Law or other Applicable Law related to fraud, theft, embezzlement, bribery, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or sanctioned violations;

(ii) has used any funds (whether of the Company or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity;

(iii) has with a corrupt or improper intention directly or indirectly (through third parties) paid, provided, promised, offered, or authorized the payment or provision of money, a financial advantage, or anything else of value to (A) an official, employee, or agent of any government, military, public international organization, state-owned or affiliated entity (including sovereign wealth funds or public hospitals, universities, or research labs), political party, or any instrumentality thereof (collectively “Government Officials”), (B) a political party or candidate for political office, or (C) any other Person, for purposes of obtaining, retaining, or directing permits, licenses, favorable tax or court decisions, special concessions, contracts, business, or any other improper advantage;

(iv) has otherwise offered, promised, authorized, provided, or incurred or will in the future offer, authorize, make, pay or receive, directly or indirectly, any bribe, kickback, or other corrupt or unlawful payment, expense, contribution, gift, entertainment, travel or other benefit or advantage (collectively, “Restricted Benefits”) to or for the benefit of any Government Official, political party or candidate, or any other Person;

(v) has solicited, accepted, or received any Restricted Benefits from any Person;

(vi) has established or maintained any slush fund or other unlawful or unrecorded fund or account;

(vii) has inserted, concealed, or misrepresented corrupt, illegal, or improper payments, expenses or other entries in their books and records;

(viii) is a Government Official or political candidate or has immediate family members who are Government Officials or political candidates;

(ix) has concealed or disguised the existence, illegal origins, and/or illegal application of criminally derived income/assets or otherwise caused such income or assets to appear to have legitimate origins or constitute legitimate assets;

(x) has used any funds to finance terrorist, drug-related, or other illegal activities;

(xi) has violated, caused other parties to violate, or is currently in violation of, directly or indirectly, any provision of any Anti-Corruption/AML Laws or any Applicable Laws of similar effect; or

(xii) has received any communication that alleges any of the foregoing.

(b) The Company has not conducted any internal or government-initiated investigation, or made a voluntary or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption/AML Laws. There are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to violations of any Anti-Corruption/AML Laws.

3.27 Accounts Receivable. Subject to any reserves set forth in the Closing Balance Sheet, the accounts receivable of the Company are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than Affiliates, are not subject to any prior assignment or Encumbrance, and are not subject to valid defenses, set-offs or counter claims. The Company has not been notified in writing that any outstanding accounts receivable of the Company is being disputed by the payor thereof, and the accounts receivable of the Company are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Closing Balance Sheet.

3.28 Customers. Section 3.28 of the Disclosure Schedule sets forth the top ten (10) customers of the Company Business for each of (a) the twelve (12) month period ended on December 31, 2020 and (b) the twelve (12) month period ended on December 31, 2019, in each case based on gross revenue over such period (collectively, the “Significant Customers”). Since December 31, 2020, no Significant Customer has canceled or otherwise terminated or adversely modified, or provided written notice that such Significant Customer intends to cancel or otherwise terminate or adversely modify, its relationship with respect to the Company Business.

3.29 Suppliers. Section 3.29 of the Disclosure Schedule sets forth (a) the single source and critical suppliers of the Company Business and (b) the top six (6) suppliers of the Company Business for each of (i) the twelve (12) month period ended on December 31, 2019 and (ii) the twelve (12) month period ended on December 31, 2020, in each case based on gross purchases over such period (collectively, the “Significant Suppliers”). Since December 31, 2020, no Significant Supplier has ceased or substantially reduced, or has provided written notice that such Significant Supplier intends (A) to cease or substantially reduce the distribution of raw materials, supplies, services, merchandise and other goods to the Company Business whether before or after the Closing or (B) intends to provide raw materials, supplies, services, merchandise and other goods to the Company Business after the Closing on terms and conditions materially less favorable to those used in its current sales to the Company Business, subject only to general and customary price increases.

3.30 Bank Accounts. Section 3.30 of the Disclosure Schedule sets forth a true and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a safe deposit box or account, and the related account numbers and authorized signatories with respect thereto.

3.31 Inventory. All Inventory held by the Company, whether or not reflected in the Closing Balance Sheet, as of the Closing will consist, in all material respects, of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established on the Closing Balance Sheet. No such Inventory is held on a consignment basis. As of the Closing, the quantities of each item of such Inventory (whether raw materials, work-in-process or finished goods) will not be excessive in any material respect, but will be reasonable in the then-present circumstances of the Company Business.

3.32 Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Acquisition, this Agreement or any transaction contemplated hereby, based upon arrangements made by or on behalf of Company.

3.33 Representations Complete. None of the representations or warranties made by the Company herein or in any Schedule or Exhibit hereto, including the Disclosure Schedule, or certificate furnished by the Company pursuant to this Agreement or any written statement furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contain, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

3.34 Shareholder Representative. The Shareholder Representative has been properly designated as the representative of the Seller and as the attorney-in-fact and agent for and on behalf of the Seller with respect to any and all actions and the making of any decisions required or permitted to be taken by the Shareholder Representative under this Agreement, including the exercise of all powers, authority and responsibilities set forth in Section 10.4.

4. Representations and Warranties of Shareholders. Each Shareholder, severally, based on each Shareholder’s Pro Rata Portion, and not jointly as to such Shareholder, as of the date hereof and as of the Closing, represents and warrants to Buyer as follows.

4.1 Ownership of Shares. Such Shareholder (i) is the legal and beneficial owner of the shares of the capital stock of Seller set forth on Schedule 4.1 as held by such Shareholder (such Shareholder’s “Holdco Shares”), (ii) except for such Shareholder’s Holdco Shares, does not legally or beneficially own any shares or any other rights for or related to any Seller or Company security, and (iii) did not acquire any shares in contemplation of the Acquisition and the other transactions contemplated by this Agreement. No person other than such Shareholder has a beneficial interest in or a right to acquire or vote any of such Shareholder’s Holdco Shares. The Holdco Shares were issued to such Shareholder in consideration of the contribution of such Shareholder’s Former Corporation Common Stock to the Seller pursuant to the Contribution. As of immediately before the Contribution, such Shareholder’s shares of Former Corporation Common Stock were not subject to any Encumbrances.

4.2 Authority. Each Shareholder has legal capacity to enter into this Agreement, and each other agreement, document or certificate to which he or she may become a party pursuant to this Agreement (each, a “Shareholder Ancillary Agreement”), and to perform his or her obligations under this Agreement and each Shareholder Ancillary Agreement. The execution and delivery of this Agreement and each Shareholder Ancillary Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, if any, on the part of such Shareholder. This Agreement has been, and on the Closing Date each Shareholder Ancillary Agreement will have been, duly executed by such Shareholder and constitutes, or when executed by such Shareholder shall constitute, a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

4.3 No Consents.

(a) No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Entity or other Person is, or at the time of the Contribution was, necessary or required to be made or obtained by such Shareholder to enable such Shareholder to lawfully execute, enter into, and perform his or her obligations under this Agreement or any Shareholder Ancillary Agreement, or to contribute such Shareholder’s shares of Former Corporation Common Stock to the Seller.

(b) Neither the execution by such Shareholder of this Agreement or any Shareholder Ancillary Agreement, nor the contribution of such Shareholder’s shares of Former Corporation Common Stock to Seller or any other transaction contemplated by this Agreement or any Shareholder Ancillary Agreement: (i) conflicts with, or (with or without notice or lapse of time, or both) results in a termination, breach, impairment or violation of, or constitutes a default under, or requires the consent, release, waiver or approval of, or notice to, any third party under, (A) Applicable Law, or (B) except as set forth in Section 4.3(b) of the Disclosure Schedule, any Contract to which such Shareholder is a party or by which such Shareholder or his or her assets is bound or affected; or (ii) except as set forth in Section 4.3(b) of the Disclosure Schedule, gives to others any rights of termination, amendment, acceleration or cancellation of, or results in the creation of any Encumbrance on, any of such Shareholder’s Holdco Shares pursuant to any Contract to which such Shareholder is a party or by which such Shareholder or any of such Shareholder’s Holdco Shares are bound or affected.

4.4 Litigation. There is no Action pending before any Governmental Entity, foreign or domestic, or arbitrator, or, to the knowledge of such Shareholder, threatened against such Shareholder that relates in any way to the Seller, the Company, this Agreement, any Transaction Document, any Shareholder Ancillary Agreement or any of the transactions contemplated hereby or thereby.

4.5 Brokers’ and Finders’ Fee. Such Shareholder is not obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Acquisition or any other transaction contemplated by this Agreement.

4.6 Tax Matters. Each Shareholder has had an opportunity to review with his or her own tax advisors the tax consequences of the Acquisition and the transactions contemplated by this Agreement, the other agreements, certificates and documents that the Company, the Seller, and the Shareholders are to deliver at the Closing or enter into as a party thereto pursuant to this Agreement and any Shareholder Ancillary Agreements. Each Shareholder understands that he or she must rely solely on, his or her advisors and not on any statements or representations made by Buyer, the Company or any of their lawyers, advisors, agents or representatives. Such Shareholder understands that such Shareholder (and not Buyer, the Seller or the Company) shall be responsible for any Tax liability for Shareholder that may arise as a result of the Acquisition or the transactions contemplated by this Agreement and any Shareholder Ancillary Agreements.

4.7 Shareholder Representative. The Shareholder Representative has been properly designated as the representative of such Shareholder and as the attorney-in-fact and agent for and on behalf of such Shareholder with respect to any and all actions and the making of any decisions required or permitted to be taken by the Shareholder Representative under this Agreement, including the exercise of all powers, authority and responsibilities set forth in Section 10.4.

5. Representations and Warranties of Buyer. Buyer, as of the date hereof and as of the Closing, represents and warrants to the Company, the Seller, and the Shareholders that the statements contained in this Section 5 are true and correct.

5.1 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has the corporate power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Acquisition or the other transactions contemplated hereby.

5.2 Authority.

(a) Buyer has all requisite corporate power and authority to enter into this Agreement, each other Transaction Document to which the Buyer is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each other Transaction Document to which Buyer is a party has been, or will have been by the Closing, duly executed and delivered by Buyer and constitutes the valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except as may be limited by the Enforceability Exceptions. The execution and delivery of this Agreement and each other Transaction Document to which Buyer is a party does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (i) any provision of the Buyer’s Organizational Documents; (ii) any Applicable Law, Permit or Order applicable to Buyer, (iii) any Contract to which Buyer is a party, or by which Buyer is bound, except in the case of clause (iii), which would not reasonably be expected to have a material adverse effect on Buyer or its ability to proceed as under this Agreement or the transactions contemplated herein.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Buyer or any of its subsidiaries in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Acquisition or prevent, materially alter or delay any of the transactions contemplated by this Agreement.

5.3 Litigation. There is no private or governmental Action pending before any Governmental Entity, foreign or domestic, or, arbitrator, or, to the knowledge of Buyer, threatened by or against Buyer or any of its properties or any of its officers or directors (in his or her capacity as such) that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby or that relates in any way to the Buyer, this Agreement, any Transaction Document or any of the transactions contemplated hereby or thereby.

5.4 No Registration/Accredited Investor. Buyer acknowledges the Purchased Interests purchased herein are not registered under the Securities Act. Buyer is an “Accredited Investor” as defined in Regulation D promulgated under the Securities Act. Buyer is acquiring the Purchased Interests solely for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of any securities laws. Buyer further acknowledges that it has received, or had access to, all information that it considers necessary or advisable to enable it to make an investment decision concerning its purchase of the Purchased Interests. The foregoing, however, does not limit or modify the representations and warranties of the Seller and the Company in Section 3 and the Shareholders in Section 4 or the right of Buyer to rely thereon.

5.5 Solvency. Buyer is not entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors.

5.6 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Consideration as set forth in Section 2.4 and the Achieved Earnout Amount and consummate the transactions contemplated by this Agreement or any other Transaction Document.

5.7 Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Acquisition, this Agreement or any transaction contemplated hereby, based upon arrangements made by or on behalf of Buyer.

5.8 WARN Act. Within the twelve months after the Closing, there will be no mass layoff, plant closing or similar employment loss at the Company initiated by the Buyer, at any time under the WARN Act or any similar state, local or foreign law, provided Buyer may elect to hire all or substantially all of the Company’s employees.

5.9 Representations Complete. None of the representations or warranties made by the Buyer herein or in any Schedule or Exhibit hereto, or certificate furnished by the Buyer pursuant to this Agreement or any written statement furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contain, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

6. [Reserved]

7. Additional Agreements.

7.1 [Reserved]

7.2 Confidentiality.

(a) The parties acknowledge that Buyer (or one of its Affiliates) and the Company have previously executed a Mutual Non-Disclosure Agreement, dated September 8, 2020 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms, as if such Confidentiality Agreement were entered into directly by each of the parties hereto; provided that from and after the Closing, all of Buyer’s and its Affiliates obligations under the Confidentiality Agreement shall terminate and be of no further force or effect. Following the Closing, all Trade Secrets owned by the Company shall be deemed to be Trade Secrets of the Buyer and its Affiliates.

(b) From and after the Closing, except with the prior written consent of Buyer, the Shareholder Representative agrees to keep confidential and not disclose (other than to the Seller, the Shareholders and their attorneys, accountants and other advisors with a bona fide need to know, provided that such Persons have agreed to the confidentiality restrictions contained herein): (i) matters regarding the interpretation, performance, breach or termination of this Agreement or any agreement executed in connection herewith, and (ii) all confidential and/or proprietary information of the Company obtained by the Shareholder Representative or its directors, officers, employees, agents or its other Representatives, except to the extent that (A) such information has otherwise been made public, (B) any such information is reasonably necessary for enforcing the Seller’s, the Shareholders’ or the Shareholder Representative’s rights hereunder or thereunder and is disclosed to any Governmental Entity in connection with any Actions involving a dispute between the Seller, the Shareholders and Buyer, or (C) the Shareholder Representative is required by Applicable Law to divulge or disclose any such information (in which case the Shareholder Representative shall promptly notify Buyer in advance of disclosing such information and use commercially reasonable efforts to cooperate with Buyer to limit such disclosure, to the extent permitted under Applicable Law).

7.3 Public Disclosure. Prior to the Closing, neither the Company nor the Shareholder Representative nor the Buyer shall issue any press release or otherwise make any public statement or other public (or non-confidential) disclosure (whether or not in response to an inquiry)

regarding the terms of this Agreement and the transactions contemplated hereby without the prior approval of Buyer or the Company, as applicable, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. From and after the Closing, the Shareholder Representative shall not issue any press release or otherwise make any public statement or other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby without the prior approval of Buyer, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

7.4 Regulatory Approval; Further Assurances.

(a) Each party shall use commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Acquisition and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Each of the Shareholders, the Company, and Buyer shall (i) give the other party prompt notice of the commencement of any Action by or before any Governmental Entity with respect to the Acquisition or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such Action, and (iii) promptly inform the other party of any communication to or from any Governmental Entity regarding the Acquisition.

(b) Subject to the provisions of this Agreement, Buyer, Seller and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Acquisition and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of Buyer, the Seller, the Shareholders and the Company shall: (i) make any filings and give any notices required to be made and given by such party in connection with the Acquisition and the other transactions contemplated by this Agreement; and (ii) at the direction of Buyer, use commercially reasonable efforts to obtain any consent required to be obtained (pursuant to any Applicable Law or otherwise) by such party in connection with the Acquisition and the other transactions contemplated by this Agreement. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

7.5 [Reserved].

7.6 Employees.

(a) During the Pre-Closing Period, the Company will use commercially reasonable efforts in consultation with Buyer to retain the employees of the Company, including the Key Employees, through the Closing Date and following the Acquisition.

(b) Buyer may offer employment to any or all of the employees of the Company who satisfy Buyer’s generally applicable employment requirements, with compensation and benefits that are comparable in the aggregate with the compensation and benefits (excluding equity compensation, severance pay and benefits, retiree health benefits, and defined benefit pension plan benefits) enjoyed by similarly-situated employees of Buyer or is Affiliates. Buyer may also seek written confirmation from any employee of the Company that such employee intends to continue employment after the Closing. Buyer may engage or continue to engage the services of any or all of the consultants and/or independent contractors of the Company on terms satisfactory to Buyer. The Company shall use commercially reasonable efforts to facilitate such offers and engagements. Buyer agrees it shall not require, as part of the Closing process and initial hiring of the employees of the Company, any employee of the Company, other than the Shareholders and Key Employees, to enter into any non-compete agreements, provided, however, Buyer may include in its offering to employees reasonable restrictive covenants such as confidentiality restrictions and non-solicitation of other employees, and such limitations shall not apply with respect to future changes in employment circumstances.

(c) At the first practicable quarterly meeting of the board of directors of Buyer after the Closing, and as shall be reflected in letters provided to specified employees of the Company, Buyer shall grant (or cause to be granted) to those employees who continue as employees of Buyer or its Affiliate after the Closing, restricted stock units of Buyer as set forth on Schedule 7.6(c), which grants of restricted stock units shall be subject to the Restricted Stock Unit Agreement in the form of Exhibit C, and the Buyer’s 2021 Stock Option and Incentive Plan. In the event that one or more employees listed on Schedule 7.6(c) have not accepted employment with the Buyer or cease their employment with the Buyer (for any reason), in either case as of three Business Days before the date of such meeting of the board of directors of Buyer, the Shareholder Representative may reallocate the number of RSUs set forth on Schedule 7.6(c) originally allocated to such non-continuing employees, among the employees on Schedule 7.6(c) who are continuing with the Buyer.

(d) The parties hereto acknowledge and agree that the terms set forth in this Section 7.6 shall not create any right in any employee of the Company or any other Person, to any continued employment with the Company, Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever. This Section 7.6 is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto. Nothing contained in this Section 7.6 shall be deemed to be the adoption of, or an amendment to, any employee benefit plan, program, arrangement, contract or practice, or otherwise limit the right of the Buyer to amend, modify or terminate any employee benefit plan, program, arrangement, contract, practice or other Company program, including but not limited to its travel or other policies.

7.7 Expenses. Whether or not the Acquisition is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. For purposes of clarity, the Seller and Shareholders shall be responsible for the Transaction Expenses.

7.8 Release and Termination of Security Interests. The Company shall use its commercially reasonable efforts to seek and obtain the release of any and all outstanding security interests in any of the Company’s assets and to terminate all UCC financing statements which have been filed with respect to such security interests.

7.9 Required Contract Consents. To the extent requested by Buyer, the Company shall use its commercially reasonable efforts to obtain (a) the consent to any Contract for which consent is required in connection with the Acquisition or the other transactions contemplated by this Agreement, (b) the terminations set forth on Schedule 8.2(o) to be effective prior to the Closing, and the Contract amendments set forth on Schedule 8.2(q) to be effective prior to the Closing, and shall deliver such consents, terminations and amendments to Buyer.

7.10 Tax Matters.

(a) Allocation of Taxes. In the case of any Taxes relating to a Tax period that includes (but does not end on) the Closing Date (the “Straddle Period”), the portion of such Tax which relates to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

(b) Preparation of Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Returns for the Company for the Pre-Closing Tax Period and Straddle Period that are required to be filed after the Closing Date. All Returns filed by the Company or by Buyer after the Closing Date will be prepared in a manner consistent with the past practice and custom of the Company to the extent consistent with Applicable Law. Buyer shall permit the Shareholder Representative to review and comment on each income and other material Tax Return relating to or including a Pre-Closing Tax Period prior to filing and shall consider in good faith any requested revisions.

(c) Tax Contests. After the Closing Date, Buyer, the Company, the Seller and the Shareholder Representative, respectively, shall inform the other party in writing of the commencement of any claim, audit, investigation, examination, or other proceeding or self-assessment relating in whole or in part to Taxes for a Pre-Closing Tax Period (“Tax Contest”) for which Buyer may be entitled to indemnity from the Seller or the Shareholders under this Agreement. After the Closing Date, Buyer shall have the exclusive right to represent the interests of the Company in any and all Tax Contests; provided, however, that the Shareholder Representative shall have the right to participate in any such Tax Contest and to employ counsel at its own expense of its choice (which counsel shall be reasonably acceptable to Buyer) for purposes of such participation to the extent that any such Tax Contest could reasonably be expected to result in a Tax indemnification liability of the Seller or the Shareholders pursuant to this Agreement. In the event that Buyer proposes to compromise or settle any Tax Contest, or consent or agree to any Tax liability, relating to the Company that would result in an indemnity payment by the Seller or the Shareholders, the Shareholder Representative shall have the right to review such proposed compromise, settlement, consent or agreement. Buyer shall not agree or consent to compromise or settle any Tax Contest on a basis that would result in a Tax liability of the Company for a Pre-Closing Tax Period or liability of the Seller or the Shareholders for indemnification unless the Shareholder Representative consents to such settlement, compromise or concession, which consent will not be unreasonably withheld, conditioned or delayed.

(d) Cooperation. Buyer and the Shareholder Representative shall cooperate fully as and to the extent reasonably requested by the other party in connection with the preparation and filing of any Return required of the Company and the defense of any Tax Contest, claim, audit, litigation or other proceeding, with respect to Taxes which may be payable by the Company for a Pre-Closing Tax Period. Buyer, the Company, the Seller and the Shareholder Representative agree to abide by all record retention requirements of, or record retention agreements entered into with, any Taxing Authority.

(e) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne and paid 50% by the Seller and 50% by the Buyer when due. The party responsible under Applicable Law for submitting payment of such Taxes to the applicable Taxing Authority shall file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. If required by Applicable Law, Buyer or the Company shall join in the execution of any such Returns and other documentation.

(f) Intended Tax Treatment; Purchase Price Allocation.

(i) Seller intends that the Restructuring qualified as a reorganization described in Section 368(a)(1)(F) of the Code in accordance with Revenue Ruling 2008-18. The parties intend that the purchase and sale of the Purchased Interests shall be treated as a purchase and sale of 100% of each asset of the Company from Seller to Buyer as well as the assumption of 100% of each liability of the Company by the Buyer.

(ii) Within 30 Business Days after the Final Working Capital is determined in accordance with Section 2.8, the Buyer shall deliver to Shareholder Representative, as the agent of Seller, a draft allocation of the Purchase Consideration among the assets of the Company in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (the “Allocation Schedule”) for Shareholder Representative’s review and comment. The Buyer shall consider in good faith Shareholder Representative’s reasonable comments on the Allocation Schedule provided within 30 Business Days of receipt of the Allocation Schedule after which the Allocation Schedule will be conclusive and binding upon the parties hereto. Any amounts paid by Seller or the Shareholders to a Buyer Indemnified Party under Section 10 shall be treated as an adjustment to the Purchase Consideration for Tax purposes and allocated as provided by Treasury Regulation Section 1.1060-1(c). The Buyer shall update the Allocation Schedule for any adjustments to the Purchase Consideration.

(iii) The parties hereto shall (A) file all Returns (including IRS Form 8594) in a manner that is consistent with the Allocation Schedule; (B) not take a position on any Return, before any Taxing Authority or in any judicial proceeding that is in any way inconsistent with the Allocation Schedule; (C) cooperate with each other as reasonably requested in connection with the preparation, execution and filing of all Returns related to the Allocation Schedule; and (D) promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation Schedule.

(g) Tax Gross-Up.

(i) Prior to Closing, the Seller and Buyer shall agree to the amount of the proposed Incremental Tax (“Estimated Incremental Tax”), with such amount to be paid by Buyer to Seller at Closing as provided in Section 2.4. Within forty-five (45) days after the later of the (i) finalization of the post-Closing adjustments described in Section 2.8, and (ii) the filing of the S corporation Return including the deemed sale of assets by the Company, the Buyer shall provide to the Seller Buyer’s calculations used to determine the final Incremental Tax (“Final Incremental Tax”). The Seller shall timely provide Buyer with all Tax Returns or other documents reasonably requested by Buyer in order for Buyer to determine the Final Incremental Tax. Within twenty (20) days of such receipt, the Seller shall notify the Buyer of any objection to one or more items reflected in the delivered Final Incremental Tax calculation. The Seller and the Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller and the Buyer are unable to resolve any dispute with respect to the Final Incremental Tax calculation within thirty (30) days following the Seller’s notification, such dispute shall be resolved by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be borne equally by the Seller and the Buyer. In the event the Final Incremental Tax is greater than the Estimated Incremental Tax the Buyer shall pay to the Seller the difference between the Final Incremental Tax and the Estimated Incremental Tax within five (5) Business Days after the Seller’s receipt of the Final Incremental Tax from the Buyer or the final determination of such amount by the Independent Accounting Firm if there is a dispute of the Final Incremental Tax calculation. In the event the Final Incremental Tax is less than the Estimated Incremental Tax, the Seller shall pay to the Buyer the difference between the Estimated Incremental Tax and the Final Incremental Tax within five (5) Business Days after the Seller’s receipt of the Final Incremental Tax from the Buyer or the final determination of such amount by the Independent Accounting Firm if there is a dispute of the Final Incremental Tax calculation.

(ii) The Parties hereto acknowledge and agree that the calculation of the Incremental Tax shall only be determined based on the understanding and assumption that (i) the Seller is treated at all times as a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code and (ii) the Company is classified as an entity “disregarded” as separate from the Seller for all income Tax purposes (including under Treasury Regulations Section 301.7701-3) immediately prior to the Closing.

(h) Tax Agreements. All Tax-sharing agreements or similar contracts with respect to or involving the Company and any other person shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

7.11 Release of Claims.

(a) Effective for all purposes as of the Closing, each Shareholder acknowledges and agrees, on behalf of itself (or, as applicable, himself or herself) and each of its (or, as applicable, his or her) current or former Affiliates, officers, directors, employees, managers, partners, principals, advisors, agents, servants, stockholders, members, investors, equity holders or other representatives (including attorneys, accountants, consultants, bankers and financial advisors, heirs, beneficiaries, estates, executors, administrators, trustees, successors or assigns (such Shareholder’s “Releasing Affiliates”) that none of such Shareholder or its Releasing Affiliates as of the date hereof or as of immediately prior to the Closing (i) has any Claims, (ii) has transferred or assigned, or purported to transfer or assign, any Claims and (iii) will transfer or assign, or purport to transfer or assign, any Claims, in each case, relating to the Seller or the Company against the Seller, the Company or Buyer, or their respective current or former affiliates, officers, directors, employees, managers, partners, principals, advisors, agents, servants, stockholders, members, investors, equity holders or other representatives (including attorneys, accountants, consultants, bankers and financial advisors), successors or assigns (collectively, the “Released Parties”); provided that the foregoing acknowledgment and agreement in this Section 7.11(a) shall not affect (A) the rights of such Shareholder or any of its Releasing Affiliates under this Agreement, any Shareholder Ancillary Agreement or any Transaction Document, (B) if such Person is a current or former employee, rights to earned but unpaid cash compensation due to such Person that remain unpaid as of the date hereof, unreimbursed business expenses incurred in the ordinary course and reimbursable pursuant to the Company’s business expense policy, rights to any benefits under employee health and welfare plans to the extent consistent with terms of applicable governing plan documents and the entitlement to continuing coverage benefits or any other similar benefits required to be provided by Applicable Law, or (C) any rights to indemnification, advancement of expenses, exculpation or rights to benefit pursuant to the Seller’s or the Company’s Organizational Documents, any directors’ and officers’ liability insurance policy maintained by the Company, or any indemnification agreement between such Person and the Seller or the Company or pursuant to which such Person is a third party beneficiary that are made available to Buyer.

(b) Effective for all purposes as of the Closing, each Shareholder, on behalf of itself (or, as applicable, himself or herself) and each of its (or, as applicable, his or her) Releasing Affiliates hereby irrevocably and unconditionally releases and forever discharges the Released Parties from any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties, grievances, rights, causes of action, suits, liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, damages, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) relating to the Seller or the Company existing as of immediately prior to the Closing (collectively, “Claims”); provided, however, that the foregoing release shall not cover (A) the rights of such Shareholder or any of such Shareholder’s Releasing Affiliates under this Agreement, any Shareholder Ancillary Agreement or any Transaction Document, (B) if such Person is a current or former employee, rights to earned but unpaid cash compensation due to such Person that remain unpaid as of the date hereof, unreimbursed business expenses incurred in the ordinary course and reimbursable pursuant to the Company’s business expense policy, rights to any benefits under employee health and welfare plans to the extent consistent with terms of applicable governing plan documents and the entitlement to continuing coverage benefits or any other similar benefits required to be provided by Applicable Law, or (C) any rights to indemnification, advancement of expenses, exculpation or rights to benefit pursuant to the Seller’s or the Company’s Organizational Documents, any directors’ and officers’ liability insurance policy maintained by the Seller or the Company, or any indemnification agreement between such Person and the Seller or Company or pursuant to which such Person is a third party beneficiary that are made available to Buyer.

(c) Each Shareholder, on behalf of himself or herself and each of his or her Releasing Affiliates acknowledges that he or she may hereafter discover facts in addition to or different from those that such Shareholder or Releasing Affiliate now knows or believes to be true with respect to the subject matter of this release, but it is such Shareholder’s and Releasing Affiliate’s intention to fully and finally and forever settle and release any and all Claims (other than as set forth in the proviso included in subsection (b) above) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different facts.

(d) Each Shareholder, on behalf of himself or herself and each of his or her Releasing Affiliates acknowledges and agrees that he or she (i) has read this release and understands its terms and has been given an opportunity to ask questions of the Seller’s and the Company’s representatives, and (ii) does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of the Seller or the Company or any other Person with regard to the subject matter, basis or effect of this release or otherwise.

(e) The release in this Section 7.11 is conditioned upon the Closing, and shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, in the event that is Agreement is terminated prior to the Closing in accordance with its terms.

7.12 Post-Closing Escrow Account Establishment. Within two (2) Business Days after the Closing Date, each of the Buyer, Seller, and Shareholder Representative shall execute and deliver the Escrow Agreement. The Parties shall coordinate with the Escrow Agent to facilitate the execution and delivery of the Escrow Agreement by the Escrow Agent.

8. Conditions to the Closing.

8.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) No Injunctions or Restraints; Illegality. No Order or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be and remain in effect, nor shall any Action brought by a Governmental Entity seeking any of the foregoing be pending, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

8.2 Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Buyer:

(a) Representations, Warranties and Covenants. The representations and warranties of the Seller and the Company and the Shareholders in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or “Company Material Adverse Effect,” which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations. The Seller and the Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(c) Certificate of Officers. Buyer shall have received a certificate executed on behalf of the Company by the Company’s CEO (or equivalent officer) certifying that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(h) have been satisfied.

(d) Secretary’s Certificates.

(i) Buyer shall have received from the Company’s Secretary (or equivalent officer), a certificate having attached thereto (i) the certificate of formation of the Company as in effect immediately prior to the Closing, (ii) the limited liability company agreement of the Company as in effect immediately prior to the Closing, (iii) resolutions approved by the Company’s manager (or sole member, if managed by its member) authorizing the transactions contemplated hereby, and (iv) certificates of good standing issued by the Delaware Secretary of State, the Colorado Secretary of State, and for each other state where the Company is qualified to do business, in each case dated as of a date no more than five (5) Business Days prior to the Closing Date.

(ii) Buyer shall have received from the Seller’s Secretary, a certificate having attached thereto (i) the articles of incorporation of the Seller as in effect immediately prior to the Closing, (ii) the bylaws of the Seller as in effect immediately prior to the Closing, (iii) resolutions approved by the Seller’s Board of Directors authorizing the transactions contemplated hereby, (iv) resolutions approved by the Seller’s shareholders authorizing the transactions contemplated hereby, and (v) a certificate of good standing issued by the Colorado Secretary of State, dated as of a date no more than five (5) Business Days prior to the Closing Date.

(e) Third Party Consents. All consents and approvals referenced on Schedule 8.2(e) shall have been obtained and be in full force and effect, and a copy of each such consent or approval shall have been provided to Buyer at or prior to the Closing.

(f) No Governmental Litigation. There shall not be pending or threatened any Action in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and none of Buyer, the Seller, the Company nor any Shareholder shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any Action or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Acquisition; (ii) relating to the Acquisition and seeking to obtain from Buyer or any of its Affiliates, or from the Company, any damages or other relief that would be material to Buyer; (iii) seeking to prohibit or limit in any material respect Buyer’s ability to vote, receive dividends or distributions with respect to or otherwise exercise ownership rights with respect to the Purchased Interests of Company; or (iv) that would materially and adversely affect the right of Buyer, its Affiliate or the Company to own the assets of the Company, or operate the Company Business.

(g) No Other Litigation. There shall not be pending any Action: (i) challenging or seeking to restrain or prohibit the consummation of the Acquisition or any of the other transactions contemplated by this Agreement; (ii) relating to the Acquisition and seeking to obtain from Buyer, or from the Company, any damages or other relief that would be material to Buyer; (iii) seeking to prohibit or limit in any material respect Buyer’s ability to vote, receive dividends or distributions with respect to or otherwise exercise ownership rights with respect to the Purchased Interests of the Company; or (iv) that would materially and adversely affect the right of Buyer, its Affiliate or the Company to own the assets of the Company, or operate the Company Business.

(h) No Material Adverse Change. There shall not have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations of Company or the Company Business that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(i) [Reserved].

(j) Termination of 401(k) Plan. The Company shall have delivered (A) a true, correct and complete copy of resolutions adopted by the Company’s manager or sole member (if member managed), authorizing the termination of the Company’s 401(k) Plan (the “401(k) Plan”) and (B) an amendment to the 401(k) Plan, executed by the Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination, with such amendment and termination to be effective on the date immediately preceding the Closing.

(k) Non-Foreign Affidavit. The Company shall have delivered to the Buyer a non-foreign affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that the Seller is not a foreign person and is not subject to withholding under Sections 1445 and 1446 of the Code.

(l) Resignation Letters. The Company shall have delivered to Buyer written resignations of all officers, directors and managers of the Company effective as of the Closing.

(m) Release and Termination of Security Interests. The Company’s assets shall have been released from all security interests thereon, and the Company shall have taken all steps necessary to terminate all UCC financing statements which have been filed with respect to such security interests.

(n) Key Employees. The Key Employees shall have remained continuously employed with the Company from the date of this Agreement through the Closing, and no action shall have been taken by any Key Employee to rescind any Key Employee Agreement or, with respect to the Key Employees who are Shareholders, their respective Non-Competition and Non-Solicitation Agreement.

(o) Contract Terminations. Each of the Contracts listed or described on Schedule 8.2(o) shall have been terminated, and the Company shall have delivered to Buyer documentation satisfactory to Buyer of such termination.

(p) PIIA Agreements. An executed confirmatory proprietary information and intellectual property assignment agreement from each Key Employee, in form and substance satisfactory to Buyer.

(q) Contract Amendments. Each of the Contracts listed or described on Schedule 8.2(q) shall have been amended pursuant to amendments that are in form and substance reasonably satisfactory to Buyer.

(r) [Reserved].

(s) The Restructuring. The Restructuring shall have been completed.

(t) Completion of Restructuring Activities. The Company shall have completed the transfer of its holdings in ASI Flight Services, LLC and Astro-Digital US, Inc. to the Seller and the Company shall have been released from all obligations under any instruments of Indebtedness related to the assets of ASI Flight Services, LLC.

8.3 Additional Conditions to Obligations of Seller and Company. The obligations of Seller, Company and Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company or the Shareholder Representative (on behalf of the Shareholders and Seller), as applicable:

(a) Representations, Warranties and Covenants. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects without regard to any qualification as to materiality contained in such representation or warranty on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations. Buyer shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c) Certificate of Officers. The Company shall have received a certificate executed on behalf of Buyer by an executive officer of Buyer certifying that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

(d) [Reserved].

(e) No Governmental Litigation. There shall not be pending or threatened any Action in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and none of Buyer, the Seller, the Company nor any Shareholder shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any Action or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Acquisition; (ii) relating to the Acquisition and seeking to obtain from the Seller, the Company, the Shareholders or any of their respective Affiliates, or from the Buyer, any damages or other relief that would be material to the Seller, the Company, or its Shareholders; (iii) seeking to prohibit or limit in any material respect Buyer’s ability to vote, receive dividends or distributions with respect to or otherwise exercise ownership rights with respect to the Purchased Interests of Company; or (iv) that would materially and adversely affect the right of Buyer, its Affiliate or the Company to own the assets of the Company, or operate the Company Business.

(f) No Other Litigation. There shall not be pending any Action: (i) challenging or seeking to restrain or prohibit the consummation of the Acquisition or any of the other transactions contemplated by this Agreement; (ii) relating to the Acquisition and seeking to obtain from Buyer, or from the Company, any damages or other relief that would be material to Company; (iii) seeking to prohibit or limit in any material respect Buyer’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Purchased Interests of the Company; or (iv) that would materially and adversely affect the right of Buyer, its Affiliate or the Company to own the assets of the Company, or operate the Company Business.

9. Termination, Amendment and Waiver.

9.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Section 9.1(b) through Section 9.1(d), by written notice by the terminating party to the other party):

(a) by the mutual written consent of Buyer and the Company;

(b) by the Company if the Acquisition shall not have been consummated before 4:59 PM, Mountain time on October 13, 2021; provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Acquisition to occur on or before such date.

(c) by either Buyer or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement;

(d) by Buyer or the Company, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 8.1 or 8.2 (in the case of termination by Buyer) or Section 8.1 or 8.3 (in the case of termination by the Company) not to be satisfied and (ii) shall not have been cured within ten (10) Business Days following receipt by the breaching party of written notice of such breach from the other party;

(e) by Buyer, if there shall have occurred any material change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, or results of operations of Company, that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; or

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, there shall be no liability or obligation on the part of Buyer, the Company or the Shareholders or their respective officers, directors, or stockholders, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Sections 7.2, 7.3, 7.7, 9.2 and 11 shall remain in full force and effect and survive any termination of this Agreement.

9.3 Amendment. Prior to the Closing, the parties hereto may amend this Agreement pursuant to an instrument in writing signed on behalf of Buyer, the Company, and the Shareholder Representative. From and after the Closing, Buyer and the Shareholder Representative may cause this Agreement to be amended only by execution of an instrument in writing signed on behalf of Buyer and the Shareholder Representative.

9.4 Extension; Waiver. At any time prior to the Closing, the parties hereto, by action taken or duly authorized by all requisite corporate action, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

10. Indemnification.

10.1 Indemnification by the Seller, the Shareholders and Buyer.

(a) Indemnification by the Shareholders. Subject to the limitations set forth in this Section 10, the Shareholders shall, based on each Shareholder’s Pro Rata Portion, severally and not jointly indemnify and hold harmless Buyer and the Company and their respective officers, directors, agents, Affiliates, attorneys, representatives and employees, and each Person, if any, who controls or may control Buyer or the Company within the meaning of the Securities Act (individually a “Buyer Indemnified Person” and collectively the “Buyer Indemnified Persons”) from and against any and all losses, costs, damages, fees, re-engineering costs, liabilities, costs of investigation, Taxes and expenses, including costs and expenses arising from claims, demands, actions, causes of action and settlements, including reasonable fees and expenses of lawyers, experts and other professionals, excluding, other than amounts paid or payable to third parties in respect of any third-party claim for which indemnification hereunder is otherwise required, exemplary, consequential and special damages or lost profits (collectively, “Damages”), resulting from or arising out of:

(i) any failure of any of the representations and warranties given or made by the Company or the Shareholders in this Agreement, the Disclosure Schedule or in any certificate or document furnished pursuant hereto by the Company or a Shareholder to Buyer to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date), except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case such representations and warranties shall have been true and correct on and as of such specified date or dates;

(ii) any breach of any covenant or agreement made by the Seller, the Company or a Shareholder in this Agreement;

(iii) any inaccuracies in the Payment Schedule;

(iv) any Transaction Expenses or Indebtedness of the Company not reflected in the Estimated Closing Certificate;

(v) any Claims by any former holder (or purported holder) of any equity interests of the Company (including any predecessors), arising out of, resulting from or in connection with the allocation of the Purchase Consideration or any portion thereof that differs from that specified on the Payment Schedule;

(vi) any matter set forth in Section 3.8 of the Disclosure Schedule or that is or would be a breach of any of the representations and warranties made in Section 3.8;

(vii) fraud, intentional or knowing misrepresentation, or intentional or knowing breach of any representation, warranty, or covenant in any Transaction Document; or

(viii) defending any third party claim alleging the occurrence of facts or circumstances that, if true, would entitle an Buyer Indemnified Person to indemnification hereunder.

Notwithstanding anything in this Agreement to the contrary, for purposes of the determination of (x) whether there has been a breach of any of the warranties given or made by the Company or any Shareholder in this Agreement, the Disclosure Schedule or any Exhibit or Schedule to this Agreement or in any certificate or document furnished pursuant hereto by the Company, any Shareholder or the Shareholder Representative, or (y) the amount of Damages resulting from or arising out of such breach, all qualifications or exceptions in any warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded (other than the defined term “Material Contract”), it being the understanding of the parties hereto that for purposes of determining liability under this Section 10, such warranties shall be read as if such terms and phrases were not included therein.

(b) Indemnification by Buyer. Subject to the limitations set forth in this Section 10, the Buyer shall indemnify and hold harmless the Seller and the Shareholders and their respective heirs, personal representatives, Affiliates, attorneys, successors and assigns (individually a “Shareholder Indemnified Person” and collectively the “Shareholder Indemnified Persons”) from and against any and all Damages resulting from or arising out of:

(i) any failure of any of the representations and warranties given or made by the Buyer in this Agreement or in any certificate or document furnished pursuant hereto by Buyer to the Seller, the Company or the Shareholders to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date), except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case such representations and warranties shall have been true and correct on and as of such specified date or dates;

(ii) any breach of any covenant or agreement made by the Buyer in this Agreement;

(iii) fraud, intentional or knowing misrepresentation, or intentional or knowing breach of any representation, warranty, or covenant in any Transaction Document; and

(iv) defending any third party claim alleging the occurrence of facts or circumstances that, if true, would entitle a Shareholder Indemnified Person to indemnification hereunder.

(c) Survival of Representations and Warranties. All representations and warranties made by the parties herein, or in the Disclosure Schedule or any certificate delivered by a party pursuant to this Agreement, shall survive the execution and delivery of this Agreement and the Closing until the Indemnity Escrow Termination Date; provided, however, that any claims for indemnification arising with respect to (i) the representations set forth in Sections 3.1 (Organization, Good Standing and Power; Subsidiaries), 3.2 (Authority), 3.5 (Capitalization), 3.18 (Title to Property; Sufficiency), 3.20 (Taxes), 3.32 (Brokers’ and Finders’ Fees) (the “Company Fundamental Representations”), (ii) each Shareholder’s representations in Sections 4.1 (Ownership of Shares), 4.2 (Authority), and 4.5 (Brokers’ and Finders’ Fee) (the “Shareholder Fundamental Representations”), or (iii) the representations set forth in Sections 5.1 (Organization, Standing and Power), 5.2 (Authority), 5.4 (No Registration/Accredited Investor), 5.5 (Solvency), 5.6 (Sufficiency of Funds), and 5.7 (Brokers’ and Finders’ Fees) (the “Buyer Fundamental Representations”), or (iv) involving fraud, willful breach or intentional misrepresentation shall survive until the expiration of the applicable statute of limitations. There shall be no termination of any representation or warranty as to which a claim has been asserted by an Indemnified Party or by a Shareholder Indemnified Person prior to the termination of such survival period. All covenants and agreements survive indefinitely unless otherwise specified in their terms. The date of expiration of a claim for indemnification under this Agreement is referred to as such claim’s “Expiration Date.”

(d) Threshold for Claims. No claim for Damages shall be made under Section 10.1(a)(i) unless the aggregate of Damages exceeds $100,000 for which claims are made hereunder by the Buyer Indemnified Persons (the “Threshold”), in which case the Buyer Indemnified Persons shall be entitled to seek compensation for all Damages (subject to Section 10.1(e)), including the amount of the Threshold; provided, however, that the Threshold shall not apply with respect to (i) any Damages arising from, or directly or indirectly related to, any claims for indemnification involving the Company Fundamental Representations, the Shareholder Fundamental Representations, fraud or intentional or knowing misrepresentation or breach (including with respect to Persons with knowledge of any such misrepresentation or breach), or (ii) for the avoidance of doubt, any matter described under Section 10.1(a)(ii)-(viii).

(e) Cap on Indemnification.

(i) The aggregate amount to be paid by the Shareholders for claims for Damages made under Section 10.1(a)(i) shall not exceed an amount equal to (A) the Escrow Amount (the “Cap”); provided, however, that the Cap shall not apply to any Damages arising from, or directly or indirectly related to, any claims for indemnification involving (A) the Company Fundamental Representations, the Shareholder Fundamental Representations, fraud or intentional or knowing misrepresentation or breach (including with respect to Persons with knowledge of any such misrepresentation or breach), or (B) for the avoidance of doubt, any matter described under Section 10.1(a)(ii)-(viii). The aggregate amount to be paid by Buyer for claims for Damages made under Section 10.1(b) shall not exceed the Cap.

(ii) In no event shall a Shareholder be responsible for Damages under Section 10.1(a) in excess of fifty percent (50%) of the amount paid or payable to such Shareholder under this Agreement, except for Damages arising out of such Shareholder’s fraud or intentional or knowing misrepresentation or breach, or arising out of fraud or intentional or knowing misrepresentation or breach of which such Shareholder had knowledge as of the Closing.

(f) Satisfaction of Claims. Subject to the other limitations in this Section 10, any Damages incurred by a Buyer Indemnified Person that are determined to be subject to indemnification by the Shareholders pursuant to Section 10.1(a)(i) (other than claims for indemnification involving the Company Fundamental Representations, Shareholder Fundamental Representations, fraud or intentional or knowing misrepresentation or breach (including with respect to Persons with knowledge of any such misrepresentation or breach)), shall be satisfied solely by the funds available in the Indemnity Escrow Account.

10.2 Indemnification Claims.

(a) “Indemnified Party” means, in a given context, the party seeking indemnification under Section 10.1, either Buyer (on behalf of a Buyer Indemnified Person) or Shareholder Representative (on behalf of a Shareholder Indemnified Person). “Indemnifying Party” means, in a given context, the party against which indemnification is sought under Section 10.1. To recover Damages under the indemnification obligations of the parties set forth in Section 10.1, the

Indemnified Party must deliver to the Indemnifying Party on or before the applicable Expiration Date a certificate signed by an officer of Buyer or if applicable by the Shareholder Representative (an “Indemnitee Certificate”), stating that Damages exist with respect to the indemnification obligations of the Indemnifying Party set forth in Section 10.1, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related.

(b) The Indemnifying Party shall have a period of thirty (30) days from and after delivery of any Indemnitee Certificate to deliver to the Indemnified Party a response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the requested Damages (in which case, if the Shareholders are the Indemnifying Party, the response shall be accompanied by written notice executed by the Shareholder Representative instructing the Escrow Agent to disburse the requested Damages to Buyer) or (ii) dispute that such Indemnified Party is entitled to receive the requested Damages.

(c) If the Indemnifying Party does not deliver a response before the expiration of the thirty (30) day period referred to in Section 10.2(b) disputing any claim or claims made in the Indemnitee Certificate, the Indemnified Party shall, subject to the provisions of this Section 10, be entitled to recover such Damages and, if the Shareholders are the Indemnifying Party and the funds in the Indemnity Escrow Account have not yet been released, receive from the Indemnity Escrow Account a portion of such funds having a value equal to such Damages and such amount shall no longer be payable to the Shareholders out of the Indemnity Escrow Account.

(d) If the Indemnifying Party disputes any claim or claims made in any Indemnitee Certificate, the Indemnified Party shall have thirty (30) days to respond in a written statement to the objection of the Indemnifying Party. If after such thirty (30) day period there remains a dispute as to any claims, the Shareholder Representative and Buyer shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims (the “Claims Period”). If the Shareholder Representative and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by Buyer and the Shareholder Representative, and in the case that the Indemnified Party is a Buyer Indemnified Person, such memorandum shall be delivered to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum for the release of any funds from the Indemnity Escrow Account to Buyer in accordance with the terms of such memorandum and the Escrow Agreement.

10.3 Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 10.2(d), either Buyer or the Shareholder Representative may initiate formal legal action with the applicable court in accordance with Section 11.6 to resolve such dispute. The decision of the court as to the validity and amount of any claim in such Indemnitee Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 10 hereof, the parties and the Escrow Agent shall be entitled to act in accordance with such decision.

10.4 Shareholder Representative.

(a) The Shareholder Representative shall be constituted and appointed as agent and attorney-in-fact for and on behalf of the Seller and the Shareholders and shall have full power authority to represent, to give and receive notices and communications, to authorize the Escrow Agent to release any portion of the Indemnity Escrow Amount to Buyer in satisfaction of claims by Buyer or the Performance Escrow Amount as provided hereunder, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to act on the Seller’s and the Shareholders’ behalf with respect to the matters set forth herein, in accordance with the terms and provisions set forth herein, including giving and receiving all notices and communications to be given or received with respect to the matters set forth in Section 2.8 and Section 10 and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the interpretation of this Agreement and accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Amount from time to time upon not less than ten (10) days’ prior written notice to Buyer. No bond shall be required of the Shareholder Representative. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Shareholders and the Seller.

(b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller and Shareholders shall severally indemnify and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of his, her or its duties hereunder.

(c) The Shareholder Representative shall have reasonable access to information about Company and the reasonable assistance of Company’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholder Representative shall treat confidentially and not disclose any nonpublic information from or about Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(d) Buyer acknowledges that the Shareholder Representative may have a conflict of interest with respect to its duties as Shareholder Representative, and in such regard the Shareholder Representative has informed Buyer that it will act in the best interests of the Seller and the Shareholders.

(e) A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of the Seller and all Shareholders for whom the Purchase Consideration otherwise payable to them is released to Buyer from the Indemnity Escrow Account or the Performance Escrow Account with respect to the matters set forth herein and shall be final, binding and conclusive upon the Seller and each Shareholder, and Buyer may rely upon any decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Seller and each and every Shareholder. Buyer is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

10.5 Third-Party Claims. In the event a Buyer Indemnified Person becomes aware of a third-party claim which such Buyer Indemnified Person believes may result in an indemnification claim under Section 10, the Buyer shall notify the Shareholder Representative of such claim. Buyer shall have the right in its sole discretion to defend or settle any such claim. In the event that the Shareholder Representative has consented to any such settlement, the Shareholder Representative shall have no power or authority to object under Section 10.2 or any other provision of this Section 10 to the amount of any claim by Buyer against the Indemnity Escrow Account for indemnity with respect to such settlement.

10.6 Tax Effect of Indemnification Payments. All amounts received by Buyer from the Indemnity Escrow Account pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the aggregate consideration payable to the Seller.

10.7 Tax Indemnification. In addition to the indemnification obligations set forth in Section 10.1 above, the Shareholders shall severally indemnify the Buyer Indemnified Persons and hold them harmless from and against any Damages resulting from or arising out of (a) all Taxes (or the non-payment thereof) of the Company and any of its subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (“Pre-Closing Tax Period”), (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (c) any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any Applicable Law, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (a), (b), and (c) above, the Shareholders shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes on the Closing Balance Sheet. The Shareholders shall reimburse the Buyer for any Taxes that are the responsibility of the Shareholders within fifteen (15) Business Days after payment of such Taxes by the Buyer or the Company. The Limitation and Cap shall not apply with respect to any Damages arising from the matters set forth in this Section 10.7; provided, in no event shall a Shareholder be responsible for Damages under this Section 10.7 in excess of such Shareholder’s Pro Rata Portion of the Purchase Consideration, except for Damages that are a result of such Shareholder’s fraud, willful breach or intentional misrepresentation.

10.8 Effect of Investigation. The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of the Seller, the Company or the Shareholders contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Buyer to consummate the Acquisition, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.

10.9 Exclusive Remedy. The provisions contained in this Section 10 are intended to provide the sole and exclusive remedy for the Buyer Indemnified Persons and Shareholder Indemnified Persons following the Closing as to all money damages based on or arising out of the representations, warranties and covenants of the parties hereunder (it being understood that nothing in this Section 10 or elsewhere in this Agreement shall affect the Buyer Indemnified Persons or Shareholder Indemnified Persons to specific performance or other equitable remedies to enforce their rights under this Agreement or any other instrument executed in connection herewith).

10.10 Additional Limitation. Notwithstanding anything to the contrary in this Agreement, no Shareholder may make any claim for indemnification by reason of the fact that such

Shareholder was a controlling person, director, officer, member, manager, employee or representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is for Damages of any kind or otherwise and whether such claim is pursuant to the Company’s Organizational Documents or any Applicable Law, order, Contract or otherwise) with respect to any claim for indemnification brought by an Buyer Indemnified Person against the Shareholders under this Agreement or otherwise relating to this Agreement or any of the transactions contemplated hereby, or that is based upon any facts or circumstances that form the basis for a claim for indemnification by an Buyer Indemnified Person.

10.11 Seller Guarantee. As soon as reasonably practicable following the Closing or other event where the Seller receives proceeds hereunder (i.e., delivery of proceeds in connection with the earnout under Section 2.6), the Seller shall distribute to the Shareholders their respective portions of such proceeds, net of a reasonable holdback for administrative costs and expenses to the Seller. To the extent the Seller has not distributed to a Shareholder such Shareholder’s respective portions of such proceeds, the Seller absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment and performance of all present and future obligations, liabilities, covenants and agreements required to be observed and performed or paid or reimbursed by any Shareholder pursuant to this Section 10.

10.12 Set-Off Permitted. Anything to the contrary in this Agreement notwithstanding, and without prejudice to any other right or remedy it has or may have, Buyer may, with twenty (20) days’ prior notice to the Shareholder Representative, set off or recoup any liability it owes to the Seller or the Shareholders against any liability for which Buyer determines the Shareholders or the Seller is liable to Buyer, whether either liability is matured or unmatured, is liquidated or unliquidated. The Shareholder Representative may, during the twenty (20) day notice period, object to the set off described in such notice by delivering written notice to such effect to the Buyer, in which event, the parties shall negotiate in good faith to resolve such dispute. If no agreement can be reached after good faith negotiation between the parties, either Buyer or the Shareholder Representative may initiate formal legal action with the applicable court in accordance with Section 11.6 to resolve such dispute in which event Buyer shall have no right to set off or recoup any claimed liability it owes to the Seller or the Shareholders against any liability for which Buyer claims the Shareholders or the Seller is liable to Buyer until such legal action is fully adjudicated, including any rights to appeal, or otherwise settled by mutual agreement.

11. General Provisions.

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) Business Day after it is sent by commercial overnight courier service or e-mail; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice:

(a) if to Buyer, to:

Rocket Lab USA, Inc.

3881 McGowen Street

Long Beach, California 90808

Attention: General Counsel

Email: legal@rocketlabusa.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121

Attention: Michael Brown

Email: michael.brown@us.dlapiper.com

(b) if to the Seller, to:

Willis Vern Holdings Inc.

7815 Shaffer Pkwy

Littleton, Colorado 80127

Attention: John A. Cuseo

Tel: (720) 530-8275

Email: jcuseo@go-asi.com

with a copy (which shall not constitute notice) to:

Preeo Silverman Green & Egle, PC

6465 Greenwood Plaza Blvd., Suite 1025

Centennial, Colorado 80111

Attention: Robert L. Preeo, Esq.

Fax: (303) 296-3330

Email: bob@preeosilv.com

(c) if to Shareholder Representative, to:

John A. Cuseo

7815 Shaffer Pkwy

Littleton, Colorado 80127

Tel: (720) 530-8275

Email: jcuseo@go-asi.com

with a copy (which shall not constitute notice) to:

Preeo Silverman Green & Egle, PC

6465 Greenwood Plaza Blvd., Suite 1025

Centennial, Colorado 80111

Attention: Robert L. Preeo, Esq.

Fax: (303) 296-3330

Email: bob@preeosilv.com

11.2 Counterparts; Facsimile. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.3 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules hereto, including the Disclosure Schedule: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which except as set forth in Section 7.2 shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) are not intended to confer upon any other Person any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the written consent of the other party; provided, that Buyer may freely assign any of its rights or obligations under this Agreement to an Affiliate in connection with any change in control or other similar transaction and (ii) Buyer may cause one or more of its Affiliates to act as the purchaser, transferee, assignee and/or employer under this Agreement and/or any of the other transaction documents in addition to and/or in lieu of Buyer hereunder.

11.4 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.5 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.6 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of Delaware applicable to parties residing in Delaware, without regard applicable principles of conflicts of law.

(b) The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware, or if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) and any appellate court from any of such courts (the “Chosen Courts”), for any Action arising out of or relating to this Agreement (but not relating to any other claims between the parties) (and the parties agree not to commence any Action relating to this Agreement except in the Chosen Courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth in Section 11.1 shall be effective service of process for any Action brought against the applicable party in any Chosen Court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any Action arising out of this Agreement, in the Chosen Courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

11.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.8 Specific Enforcement. The Company acknowledges and agrees that Buyer would be irreparably harmed and Buyer would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. Accordingly, the Company agrees that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Buyer is entitled at law or in equity.

11.9 Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

11.10 Interpretation.

(a) When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or an Exhibit to this Agreement unless otherwise indicated.

(b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d) The phrases “delivered,” “provided to,” “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, means , with respect to any statement in Section 3 of this Agreement to the effect that any information, document or other material has been “delivered,” “provided to” or “furnished” to Buyer or its Representatives, that such information, document, or material was made available for review (without subsequent modification by the Company) by Buyer or its representatives in the virtual data room set up by the Company in connection with this Agreement at least two (2) Business Days prior to the date hereof.

(e) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

(f) As used in this Agreement, “membership interests” means “limited liability company interests” as defined in the Delaware Limited Liability Company Act, unless otherwise specified.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first written above.

BUYER:

ROCKET LAB USA, INC

By:	/s/ Peter Beck
Name:	Peter Beck
Title:	President, Chief Executive Officer and Chairman

COMPANY:

ASI AEROSPACE LLC

By:	/s/ John A. Cuseo
Name:	John A. Cuseo
Title:	Chief Executive Officer

SELLER:

WILLIS VERN HOLDINGS INC.

By:	/s/ John A. Cuseo
Name:	John A. Cuseo
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE, in his capacity as such:

/s/ John A. Cuseo
John A. Cuseo

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first written above.

SHAREHOLDERS:

/s/ John A. Cuseo
John A. Cuseo

/s/ Zachary J. Cuseo
Zachary J. Cuseo

/s/ Christopher Michael Morris
Christopher Michael Morris

/s/ Jason Adam Wynn
Jason Adam Wynn

/s/ Kyle David Andringa
Kyle David Andringa

[Signature Page to Membership Interest Purchase Agreement]